As filed with the Securities and Exchange           Registration No. 333-129261
Commission on _________________, 2005.


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM SB-2

                           REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933
                             (Amendment No. 2)

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
               (Name of Small Business Issuer in Its Charter)

          DELAWARE                  3998                     13-2846796
      (State or other        (Primary Standard            (I.R.S. Employer
      jurisdiction of     Industrial Classificaton       Identification No.)
      incorporation or          Code Number)
      organization)



                           4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                               (845) 277-8100
          (Address and telephone number of principal executive offices)

                           4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                 (Address of principal place of business)

                              ANDREW L. SIMON
                          4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                               (845) 277-8100
          (Name, address and telephone number of agent for service)

                                Copies to:
                         STEVEN R. BERGER, ESQ.
                Vedder, Price, Kaufman & Kammholz, P.C.
                             805 Third Avenue
                        New York, New York 10022
                             (212) 407-7700
                 ____________________________________

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     ____________________________________

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------

                                             PROPOSED
                                             MAXIMUM           PROPOSED
TITLE OF EACH CLASS OF      AMOUNT           OFFERING          MAXIMUM         AMOUNT OF
SECURITIES TO BE            TO BE            PRICE PER        AGGREGATE       REGISTRATION
REGISTERED                REGISTERED         UNIT         PRICE OFFERING(1)      FEE(1)

-------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001                     677,187           $4.30           $2,911,904         $343
-------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 solely for the purpose of calculation of the amount of the registration fee.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                    Registration No. 333-129261

PROSPECTUS

                   TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                         677,187 Shares of Common Stock

      This Prospectus relates to the offer and sale from time to time of 677,187 shares of the Common Stock of Touchstone Applied Science Associates, Inc. ("Touchstone") by the selling stockholders listed in this Prospectus. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares of Common Stock being offered were previously issued to the selling stockholders pursuant to transactions that were exempt from registration under the Securities Act of 1933, as amended.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE
DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF
THIS PROSPECTUS.

      Touchstone's Common Stock trades on the electronic bulletin board of the National Association of Securities Dealers under the trading symbol TASA. On November 17, 2005, the closing sale price of the Common Stock on the electronic bulletin board was $4.05 per share. Accordingly, the aggregate proceeds to the Selling Stockholders may be calculated as follows:

                                               Per Share             Total

Public Offering Price                            $4.05            $2,742,608
Proceeds, before expenses, to
selling stockholders                             $4.05            $2,742,608

Except to the extent that any of the selling stockholders
exercise warrants, the Company will not receive any proceeds from this offering.
                          ____________________

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________

             The date of this Prospectus is November    , 2005.

                           TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS                                                 2

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY                      2

RISK FACTORS                                                               4

USE OF PROCEEDS                                                            7

BUSINESS                                                                   7

SELECTED FINANCIAL INFORMATION                                            14

FINANCIAL STATEMENTS                                                      15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS                15

THE SELLING STOCKHOLDERS                                                  28

DESCRIPTION OF SECURITIES                                                 29

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT                30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT            39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            41

PLAN OF DISTRIBUTION                                                      43

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                 43

LEGAL OPINIONS                                                            44

EXPERTS                                                                   44

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                               F-1

                        FORWARD-LOOKING STATEMENTS

      You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      Certain statements contained in this Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These are statements that do not relate strictly to historical or current facts. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors include, without limitation:

          * Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

          * Non-renewal of any of the Company's material state contracts;

          *       Deficits in state and school budgets;

          *       The loss of any significant customer;

          *       The ability of the Company to compete
                  successfully with the other providers of standardized tests;

          * The ability of the Company to accommodate any changes in government regulation which may impact the marketability of its tests;

          * The ability of the Company to secure additional financing as and when necessary;

          * The ability of the Company to retain the services of its key management, and to attract new members of the management team;

          * The ability of the Company to effect and retain appropriate patent, copyright and trademark protection of its products; and

          * Any decrease in the market for educational consulting services.

      The Company undertakes no obligation to release publicly any revisions to the forward-looking statements or to reflect events or circumstances after the date of this Prospectus.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

      We file reports, proxy statements, and other information with the Securities and Exchange Commission (SEC File Number 0-20303). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

      At the same time as we are filing this Prospectus with the SEC, we are also filing a registration statement on Form SB-2 covering the Common Stock being sold by the selling stockholders. For further information on Touchstone and our Common Stock, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. As the Prospectus may not contain all the information that you may find important, you should review the full text of those documents.

      You may request a copy of any filings referred to above
(excluding exhibits), at no cost, by contacting us at the following address:

      Touchstone Applied Science Associates, Inc.
      4 Hardscrabble Heights
      P.O. Box 382
      Brewster, New York 10509
      Attention: Secretary
      (845) 277-8100

                         PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT OUR COMPANY AND A GENERAL DESCRIPTION OF THE SECURITIES OFFERED HEREBY. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF US AND THE TERMS OF THE PARTICULAR SECURITIES OFFERED HEREBY, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION.

                     INFORMATION ABOUT THE COMPANY

      Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") competes exclusively in the assessment marketplace. With the advent of No Child Left Behind legislation ("NCLB"), the Company's Board of Directors and management made the strategic decision to refocus the organization on the fast-growing assessment segment of the K-12 education market. In the year ended October 31, 2004 ("Fiscal 2004"), the Company's revenues increased to $11.2 million as a result of the growth in our assessment business. Over the past ten years, assessment revenues have increased from $2.1 million to $11.2 million, representing a compounded annual growth rate in excess of 18%.

      The need to develop fundamental literacy skills has long been recognized as essential to a student's progress and success throughout school and life. The Company's proprietary assessment products relate directly to the teaching and measurement of progress of literacy skills. The Company's Degrees of Reading Power(r) ("DRP") tests and related products enable a school, district or other entity to assess an individual's reading comprehension ability. These tests allow an individual's reading development to be tracked over time and are often used to audit a school's success in the teaching of reading. In 2001, the Company launched two new tests:
Signposts, a language arts early-childhood test, and the MAC II, an English language proficiency test; both of these tests focus on fundamental literacy skills.

      Through the Company's wholly-owned subsidiary, Beck Evaluation and Testing Associates, Inc. ("BETA"), the Company performs "custom services" for other test publishers as well as for state education agencies directly. Again, under NCLB, the needs for custom design test development and for consulting and psychometric services are increasing rapidly. BETA now accounts for approximately 60% of TASA's assessment revenues.

      In January 2005, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. ("AEC"), a firm with experience and relationships in the educational assessment field which complement the Company's experience and relationships. The purchase price paid by the Company consisted of $83,000 in cash, and the issuance of 12,000 shares of Common Stock of the Company.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,007 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,643, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI.

      TASA's corporate headquarters are located at 4 Hardscrabble Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is (845) 277-8100 and its facsimile number is
(845) 277-3548. The Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Prospectus. As used in this Prospectus, the terms "Company" and "TASA" refer to Touchstone Applied Science Associates, Inc. and its subsidiaries, unless the context otherwise indicates.

THE OFFERING

      The shares offered pursuant to this Prospectus are shares of our Common Stock beneficially owned by the selling stockholders listed in this Prospectus.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders, except to the extent that any of the selling stockholders exercise warrants and pay the exercise price in cash.

INFORMATION ABOUT THE SELLING STOCKHOLDERS

      This Prospectus relates to the registration of the offer and resale of up to 677,187 shares of our Common Stock, beneficially owned by the selling stockholders. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares offered for resale under this Prospectus were issued to the selling stockholders pursuant to transactions not involving a public offering, which transactions were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").
The Company has no information as to whether any of the selling stockholders will sell any of the shares included in this Prospectus. See "The Selling Stockholders" and "Plan of Distribution".

                            RISK FACTORS

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE LIKELY TO SUFFER. IN THAT CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK. THE ORDER IN WHICH THESE RISKS ARE LISTED DOES NOT NECESSARILY INDICATE THEIR RELATIVE IMPORTANCE. YOU SHOULD CAREFULLY CONSIDER THESE RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

      This Prospectus contains forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference above and in other places in this Prospectus.

RISKS RELATED TO OUR BUSINESS

      WE OPERATE IN AN EXTREMELY COMPETITIVE INDUSTRY.

      The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

      Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

      There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and
Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the SAT which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

      There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, National Evaluation Systems (NES), Amherst, Massachusetts; and Pearson Educational Measurement, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, Measured Progress, Inc. (Dover, New Hampshire), ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

      The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are: the LAS (Language Assessment Scales) tests published by CTB/McGraw-Hill, the LPTS (Language Proficiency Test Series) published by Metri-Tech, and the IPT (Idea Language Proficiency Test), published by Ballard and Tighe, and Harcourt's Stanford English Language Proficiency. Each of these tests is designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the LAS and IPT. In addition, some states have developed their own instruments for statewide testing of English Language Learners and the RPTE (Texas Reading Proficiency Tests in English).

      WE HAVE NOT PAID ANY DIVIDENDS AND CURRENTLY HAVE NO
INTENTION TO DO SO.

      We have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. We intend to use our earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon:

          *       our earnings;

          *       our capital requirements; and

          * our financial condition, as well as other relevant factors.

      OUR BUSINESS IS CURRENTLY CONCENTRATED IN SEVERAL LARGE
STATE CONTRACTS.

      Approximately 60% of BETA's current revenues are tied to four significant state contracts. While each of these contracts has several-year terms, the loss of any one of these contracts or the inability to replace any such contract upon its expiration could have a material adverse effect on our business or on the results of our operations.

      WE DEPEND HEAVILY ON OUR KEY PERSONNEL, AND OUR INABILITY
TO RETAIN THEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      The Company's success is, to a large degree, dependent on its ability to retain the services of its executive officers and key employees. Loss of any executive officers or key employees could have a material adverse effect on the business or on the results of operations of the Company.

      THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE
HIGHLY VOLATILE AND COULD BE SUBJECT TO WIDE FLUCTUATIONS.

      Reasons for this possible volatility include: (i) thin trading volume; (ii) variations in quarterly operating results;
(iii) technological innovations; (iv) new sales formats, services by the Company or its competitors; (v) forecasts by securities analysts; (vi) market conditions; (vii) significant acquisitions, strategic partnerships, joint ventures, capital commitments by the Company or its competitors; (viii) changes in key personnel, and (ix) other events or factors beyond the Company's control. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of our operating performance.

RISKS RELATED TO OUR INDUSTRY

      DEFICITS IN STATE AND SCHOOL BUDGETS COULD HAVE AN ADVERSE
EFFECT ON OUR BUSINESS.

      With the passage of NCLB, there is greater pressure on states and local school districts to provide for additional testing in the elementary and secondary schools. Many of the states and local school districts do not have sufficient funds to acquire or develop the tests required to meet new standards. The limited availability of funds to purchase tests could impair the profitability to the company of the tests it does provide to the states and local school districts.

RISKS RELATED TO THIS OFFERING

      OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME
FLUCTUATIONS.

      The market price for our Common Stock may fluctuate significantly in response to a variety of influences, including the following, some of which are beyond our control:

          *       variations in quarterly operating results;

          *       changes in financial estimates by securities analysts;

          * changes in market valuation of our competitors or perceived competitors;

          * announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          *       additions or departures of key personnel;

          *       sales of Common Stock;

          *       exercise of outstanding options and warrants; and

          * fluctuations in trading volume, which are particularly common among companies that trade on Nasdaq's electronic bulletin board.

The sale of a substantial number of shares of our Common Stock in the public market could cause a reduction in the market price of our Common Stock. If all of the shares included in this Prospectus are all sold by the selling stockholders, it is likely that the market price for our Common Stock will be affected adversely.

      AN INVESTMENT IN OUR COMMON STOCK MAY NOT BE LIQUID.

      Our Common Stock is currently traded on Nasdaq's Electronic Bulletin Board under the symbol TASA. There can be no assurances that the Company will apply to have its Common Stock listed on an established national stock exchange. Accordingly, our stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock.

      TO THE EXTENT THAT SALES OF A SUBSTANTIAL NUMBER OF SHARES
OF OUR COMMON STOCK IN THE PUBLIC MARKET ADVERSELY AFFECT THE
PRICE OF OUR COMMON STOCK, OUR ABILITY TO RAISE ADDITIONAL
CAPITAL MAY BE ADVERSELY AFFECTED.

      As a result of the limited trading market for our Common Stock, sales by our stockholders of our Common Stock in the public market could materially adversely affect the prevailing market price for our Common Stock and could impair our ability to raise capital through offerings of our equity securities.
Any such sales could materially adversely affect the then-prevailing market price for our Common Stock, the ability of the Company to raise additional capital or the ability of our stockholders to sell their shares.

                           USE OF PROCEEDS

      The Company will not realize any proceeds from the sale of the shares by the selling stockholders, except to the extent that a selling stockholder exercises warrants and pays for such exercise in cash. If all of the warrants held by selling stockholders were to be exercised, the Company would receive gross proceeds of $59,200.

                               BUSINESS

OVERVIEW

      TASA now competes exclusively in the assessment marketplace. With the advent of No Child Left Behind legislation ("NCLB"), the Company's Board of Directors and management made the strategic decision to refocus the organization on the fast-growing assessment segment of the K-12 education market. During the Company's fiscal year ended October 31, 2003 ("Fiscal 2003"), TASA sold both its post-secondary proprietary school, Mildred Elley (originally acquired by TASA in fiscal 1999), and Modern Learning Press, its supplemental instructional materials subsidiary (originally acquired by TASA in fiscal 1997). The net effect of these transactions was that the Company's revenue stream decreased from $16.3 million for the year ended October 31, 2002 ("Fiscal 2002"), to $9.8 million for Fiscal 2003. In the year ended October 31, 2004 ("Fiscal 2004"), the Company's revenues increased to $11.2 million as a result of the growth in our assessment business. Over the past ten years, assessment revenues have increased from $2.1 million to $11.2 million, representing a compounded annual growth rate in excess of 18%.

      The need to develop fundamental literacy skills has long been recognized as essential to a student's progress and success throughout school and life. The Company's proprietary assessment products relate directly to the teaching and measurement of progress of literacy skills. The Company's Degrees of Reading Power(r) ("DRP") tests and related products enable a school, district or other entity to assess an individual's reading comprehension ability. These tests allow an individual's reading development to be tracked over time and are often used to audit a school's success in the teaching of reading. In 2001, the Company launched two new tests:
Signposts, a language arts early-childhood test, and the MAC II, an English language proficiency test; both of these tests focus on fundamental literacy skills.

      Through the Company's wholly-owned subsidiary, Beck Evaluation and Testing Associates, Inc. ("BETA"), the Company performs "custom services" for other test publishers as well as for state education agencies directly. Again, under NCLB, the needs for custom design test development and for consulting and psychometric services are increasing rapidly. BETA now accounts for approximately 60% of TASA's assessment revenues.

      In January 2005, the Company acquired all of the outstanding stock of Assessment & Evaluation Concepts, Inc., a company with experience and relationships in the educational assessment field which complements the Company's experience and relationships. In July 2005, the Company acquired all of the outstanding stock of Achievement Data, Inc., a company that provides on-line testing capabilities to state testing programs and also offers an electronic testing engine.

      TASA's corporate headquarters are located at 4 Hardscrabble
Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is (845) 277-8100 and its facsimile number is
(845) 277-3548. The Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Prospectus.

PROPRIETARY ASSESSMENT PRODUCTS AND RELATED SERVICES

      TASA designs, develops, calibrates, publishes, markets, and sells educational reading assessment tests to elementary and secondary schools, colleges, and universities throughout the United States and Canada. Substantially all of the sales volume for this unit is derived from the sale of two proprietary tests and the sale of scoring services and related software.

      The Company's reading comprehension tests are based on its proprietary Degrees of Reading Power (DRP) assessment methodology. DRP tests are published in three versions:
Primary, Standard, and Advanced. The Company's products measure an individual student's reading ability in a non-culturally biased manner and allow tracking of an individual's reading development over time.

      DRP TESTS.  Management believes that DRP tests are widely
      ---------
recognized as being advanced state-of-the-art in educational assessment. Based on descriptions contained in Tests in Print published by the Buros Institute of Mental Measurements (which endeavors to cover all tests published in the United States), it is management's belief that:

      * DRP tests were the first commercial standardized tests whose results can be directly interpreted with respect to the written materials that students can read; and

      * DRP tests are the only existing instruments that can measure progress toward one or more standards or requirements that are established by examining how well prose in books or other sources must be comprehended for particular purposes.

      Consequently, the DRP tests are especially useful in accountability assessments of a school's teaching performance and in measuring an individual's reading level.

      DRP tests measure how well students understand the meaning of whole text. These tests determine, as much as is possible in a testing situation, how well a student reads under real-life conditions, both in and out of school. Primary and Standard DRP tests are direct measures of fundamental reading comprehension, defined as how well students can process text as it is being read. Advanced DRP tests extend this definition of reading comprehension. Advanced DRP test items require students to engage higher level cognitive processes needed to think about, analyze or evaluate propositions in text.

      DRP tests consist of nonfiction paragraphs and/or passages on a variety of topics, each written, edited, and calibrated by the Company. The individual test passages are stored in the Company's "Test Passage Bank", and each test is created by selecting the appropriate test passages from the Test Passage Bank to satisfy the criteria set for a particular test. Each passage undergoes a two-year process of development and calibration and has an estimated useful life of 11 years; a passage is introduced initially in a "secure" form of test after which it is available in "shelf" form in the Company's test catalogs and then in practice tests. The Company is the sole source proprietor and publisher of the DRP tests.

      THE MACULAITIS TEST.  In Fiscal 1997, TASA acquired the
      -------------------
Maculaitis Assessment of Competencies test (the "Maculaitis Test"), which is a comprehensive English language assessment and evaluation program. It is intended for use in ESL, Bilingual Education and Limited English Proficiency ("LEP") programs.
From 1999 through 2001, the Company made substantive revisions, including renorming, to enhance the test's marketability. Management believes that these revisions have given the Maculaitis Test wider appeal, at a time when $750 million of funding is available under Title III of NCLB. The new MAC II was launched at the end of the third quarter of Fiscal 2001.

      The MAC II is currently authorized for use in New Jersey, Illinois, Florida, and Wisconsin. It is the mandated state
ESL/LEP test in Rhode Island, Missouri and Arkansas.

      TEST DEVELOPMENT.  In addition to these two mainstream
      ----------------
tests, the Company is currently developing several new instructionally supportive assessments. These new products, when available, will allow teachers to develop instructional programs based upon identifying strengths and weakness of individual students. For the first time, the Company believes that we will be able to generate a substantial selling effort at the school and classroom level. One assessment will be available by year-end 2005. The second assessment will be available in fall 2006.

      TEST SCORING AND RELATED REPORTING SERVICES.  The Company
      -------------------------------------------
provides scanning, scoring, and reporting services for all of its tests to schools and districts. Company-copyrighted test answer sheets or licensed answer sheets are required for the administration of all of the Company's tests. Answer marks on these sheets are machine-read by scanner-computer systems and interpreted by Company-proprietary scoring and reporting software. Company-copyrighted conversion tables are used to convert the total number of right answers into a DRP score that indicates how well a student can comprehend text of a given difficulty (readability), or into MAC II scores and English Competency Levels. The test scores also can be interpreted normatively (i.e., in terms of national percentile norms that indicate a student's percentile rank in relation to students nationally in his or her grade) using the Company's proprietary data. All District, School and Class Level Reports of DRP test results are copyrighted by the Company, as are various Parent and Individual Reports that may be ordered by school systems for inclusion in permanent records. Third-party firms, as well as state agencies that provide scanning and scoring services to schools, also may be licensed to score the Company's tests.

      In Fiscal 2003, the Company quadrupled the capacity of its scoring facility. The Company now performs scoring services also for our custom testing unit and for third parties. Third party scoring customers include the State of Indiana, RALLY! Education and Harcourt Achieve.

      SOFTWARE PRODUCTS.  The Company designs and markets
      -----------------
computer software products that are sold as instructional aids or analytical tools for reading assessment. Among the products are MicRA-->DRP II, which allows the user to estimate the DRP difficulty rating of instructional materials, and DRP-->EZ Converter(r), which permits those who score DRP tests by hand to easily convert raw scores to criterion-referenced DRP scores and DRP norms. In Fall 2002, the Company released MACII-->EZ Converter software which permits those who score MAC II tests by hand to easily obtain MAC II scores and norms. Further, the Company has licensed its own proprietary scanning and scoring software to school districts where its installation is economically feasible due to high-volume usage. Through the end of Fiscal 2004, we had 12 districts that utilize this software.

      The Company also provides DRP-->Booklink(r) software which enables teachers to find appropriate books for each student based upon interest categories and reading ability. The database of books (over 20,000) increases yearly and modifications to the software each year make it more user friendly.

      The Company reports revenues from proprietary test products as Proprietary Assessment Income.

CUSTOM TEST PRODUCTS AND RELATED SERVICES

      BETA provides consulting services to states, school districts and textbook publishers. BETA's business is approximately equally divided between work for states and work for publishers. Since its acquisition by TASA in January 1997, BETA has concentrated on increasing its test assessment and design services to states. This effort has been successful, and BETA now provides its test development and/or psychometric services to state customers in Delaware, Indiana, Michigan, Minnesota, North Carolina, Texas, Virginia, Washington and Wyoming. BETA was awarded a $7.5 million contract from the State of Michigan to develop an alternative assessment test for special education students. In January 2004, BETA was notified that such contract has been extended through September 2007.
The total value of this contract over its term is $13,900,000. This represents the second major state (the other state being Texas) where BETA has alternative assessment assignments.

      BETA's custom assessment services are provided to states either directly or indirectly, typically through three of the largest commercial contractors in the contract/customized assessment markets, NCS Pearson, Harcourt and Measurement, Inc. Generally, the business strategy of BETA is to provide these specialized services for the major state contracts as a subcontractor, primarily for assessment or psychometric services and actual test design and development. The prime contractor provides for all the printing, logistics, warehousing, scoring and reporting services necessary to complete state contracts.
In addition to various assessment activities related to state assessment programs, BETA provides test development and program evaluation services to major textbook companies and other assessment developers. In Fiscal 2004, these services accounted for approximately 15% of BETA's revenues. The Company reports revenues from BETA's operations as Custom Assessment Income.

      In January 2005, the Company acquired all of the outstanding stock of Assessment & Evaluation Concepts Inc. ("AEC") in consideration of $83,000 in cash and 12,000 shares of the Company's Common Stock. In addition, options to purchase 50,000 shares of the Company's Common Stock were granted pursuant to the 2000 Stock Incentive Plan on the date of the closing exercisable at $3.06 per share. The options are exercisable commencing one year from the closing, through January 2015. In addition, the Company entered into two-year employment agreements with the two officers of AEC. Pursuant to the agreements, the officers of AEC are entitled to a base salary and bonuses determined by the attainment of certain performance goals. Goodwill totaling $118,074 was recorded as a result of the acquisition.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. The promissory notes bear interest at the rate of 5% per annum and are payable in six semi-annual installments of principal plus interest.

      In connection with the acquisition of ADI, the Company entered into a loan agreement with its bank, pursuant to which the Company borrowed an aggregate principal amount of $1,200,000, almost all of which was used to pay the purchase price for the shares of ADI and closing costs for the transaction, with the balance being retained by the Company for working capital. Borrowings under the loan incur interest at the rate of 6.25% per annum. Interest only payments are due for the first year, and thereafter monthly payments of principal and interest of $23,339 through July 2011. The promissory note contains several financial covenants with respect to which the Company was in compliance as of October 31, 2005.

      The Company has been integrating the operations of AEC and ADI into its operations generally since the respective acquisitions of such companies.

DISCONTINUED OPERATIONS

      The Company has determined that its core business of assessment products and services provides better long-term growth and profit potential than did the instructional material business and the proprietary school business. Consequently, during the second quarter of Fiscal 2002, the Company reached a decision to sell its proprietary school, Mildred Elley School, Inc. ("Mildred Elley") and the Company reached a similar decision to sell the instructional material business in the third quarter of Fiscal 2003.

      Effective June 3, 2003, the Company completed the transaction for the sale of the proprietary school business, and sold Elley to its president and former owner. At closing, the Company received $50,000 in cash proceeds from the sale. In addition it will receive 25% of the proceeds from the sale or refinancing of the schools to a third party, which must take place within seven years from the date of closing.
Substantially all the assets and liabilities on the balance sheet were acquired by the purchaser, and all pending litigation with the previous owners of the school was settled.

      During Fiscal 2003, the Company took a non-cash charge of $584,941 for discontinued operations in connection with the sale of Mildred Elley. The total non-cash charge (since the school was recognized as discontinued operations in Fiscal 2002) was $3,117,043. The revenues for the delivery segment were $3,225,410 and $5,882,026 for the period November 1, 2002 through the date of sale, and for the fiscal year ended
October 31, 2002, respectively.

      Consistent with the Company's belief that its resources need be focused on the assessment segment of the K-12 market, in July 2003, the Company sold substantially all the assets of Modern Learning Press, Inc. ("MLP") its wholly owned subsidiary and sole component of the Company's instructional segment.
Delta Education LLC ("Delta") purchased such assets for $4,020,000, and Delta assumed certain liabilities. The Company retained the business and assets related to its test preparation materials division, Kingsbridge Press, which it considers consistent with the activities of its sole remaining segment. The Company recorded a gain on the disposal of the instructional segment totaling $1,748,272 less taxes of $699,309. Revenues from the instructional segment totaled $1,321,278, $2,862,927 for the period November 1, 2002 through the date of sale and for the fiscal year ended October 31, 2002, respectively. See "Management's Discussion and Analysis or Plan of Operation".

MARKETING

      The Company markets its assessment products and services as follows:

      * Sales of secure tests to large-scale users (such as state education departments) are conducted directly by the Company's staff. This includes making presentations and negotiating contracts and license agreements.

      *	Sales of the Company's products and services as described
in the Company's catalogs are made primarily through direct mail campaigns to elementary school, secondary school and college markets. The Company also exhibits its products at educational trade shows and advertises in trade journals.

      *	In addition, the Company's staff and its independent
consultants provide presentations and in-service workshops supporting the Company's products.

      *	Commencing in the fourth quarter of Fiscal 2004, the
Company entered into a non-exclusive agreement with Sopris West pursuant to which Sopris West has agreed to sell TASA proprietary products through its catalog and sales force.

      *	Sales of custom-designed testing and consulting are
accomplished via bidding processes and attendance at professional meetings.

      The Company sells its assessment products on a contract or purchase order basis in accordance with a published price list. Depending upon the contract or the purchase order, the Company sells its products on a net 30-day or other contractual terms. The Company does not offer extended credit terms to its customers. Historically, bad debts with respect to its assessment products have not been material.

COMPETITION

      Success in the educational industry will be based on scientific and technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. Although there is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors, the Company believes that the features of its products coupled with its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

      The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

      Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

      There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and
Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the SAT which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

      There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, National Evaluation Systems (NES), Amherst, Massachusetts; and Pearson Educational Measurement, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, Measured Progress, Inc. (Dover, New Hampshire), ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

      The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are: the LAS (Language Assessment Scales) tests published by CTB/McGraw-Hill, the LPTS (Language Proficiency Test Series) published by Metri-Tech, and the IPT (Idea Language Proficiency Test), published by Ballard and Tighe, and Harcourt's Stanford English Language Proficiency. Each of these tests is designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the LAS and IPT. In addition, some states have developed their own instruments for statewide testing of English Language Learners and the RPTE (Texas Reading Proficiency Tests in English).

EMPLOYEES

      As of October 31, 2005, the Company employed a total of 74 employees, of which 68 work on a full-time basis, and 6 work on a part-time basis.

GOVERNMENT REGULATIONS

      The NCLB legislation bodes well for TASA. NCLB provides funding of approximately $26 billion. Almost half of that amount is for Title I funding, which requires schools that use a portion of this funding to evaluate student progress in reading.

      NCLB also provides almost one-half billion dollars for annual testing in reading and math; Title III allows for three-quarters of a billion dollars in bilingual and immigrant education and almost one billion dollars in early language literacy. The following chart illustrates that TASA is strategically positioned to take advantage of the funding opportunities under NCLB:

         Section of NCLB Act           TASA Products & Services

         Title I                       DRP/Signposts

         Early Childhood Literacy      DRP/Signposts

         Title III/ESL                 MacII

         Annual Testing                DRP/BETA

PATENTS, COPYRIGHTS, TRADEMARKS, TRADE SECRETS AND ROYALTIES

      The Company regularly asserts copyrights to all of its assessment and instructional materials.

      The following are registered trademarks and/or service marks of the Company: TASA, the TASA logo (for design and preparation of educational testing materials); TASA (for educational testing and instructional printed materials); TASA (for computer programs used in association with educational testing and instructional materials), Degrees of Reading Power, DRP, DRP Program, The Readability Standard, DRP--> BOOKLINK, DRP-->EZ Converter, DRP Linking Text to Ability, BookMatch, MicRA-->DRP (with logo), TextSense, TASA Literacy, Signposts, Signposts (with logo), We've Done the Research for You, and The MAC II Test of English Language Proficiency (with logo). Applications for trademark registration are pending for DWM, Degrees of Word Meaning, and SSSMART.

      Trade secrets are maintained by licenses for software and certain proprietary data. In addition, all employees execute nondisclosure agreements as a condition of employment.

      In connection with the purchase by MLP of substantially all the operating assets of Programs for Education, Inc. and pursuant to a Royalty Agreement between MLP and Bernard Shapiro, the founder of Programs for Education, Inc., MLP agreed to pay to Mr. Shapiro a royalty on sales of certain titles for a term of seven years following the closing of the acquisition in Fiscal 1997 in an amount equal to a minimum of $80,000 annually, with a maximum of $240,000 in the seventh year. The Company paid Mr. Shapiro a total of $161,558 in Fiscal 2002 and $158,440 in Fiscal 2003. The Company has no further royalty obligations to Mr. Shapiro.

PROPERTY

      The Company completed the sale/lease-back of its 30,000 square-foot headquarters building in Brewster, New York in July 2003. The building was constructed in 1987, with the second phase completed in 1991. In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a pre-tax gain on the sale totaling $1,254,383, net of closing costs totaling $162,136.
The Company then signed a ten-year triple net lease for the building. The cost per square foot is $10.50 for the July 2003/June 2004 period and increases each year thereafter. The final year of the lease has a rental cost of $13.69 per square foot. As a result of the sale/leaseback, the gain has been deferred and will be recognized over the ten-year term of the lease as other income. Proceeds from the sale of the building were used to repay debt, to increase the Company's working capital and to fund the expansion of its scanning and scoring facility. In the fall of 2003, the Company completed an expansion of this scanning and scoring facility at a cost of approximately $250,000. This facility is now four times the capacity of the prior facility and will accommodate new growing business in this area.

      BETA rents a small office facility in Austin, Texas, which affords good proximity to the Texas Education Agency. Because of increased business and personnel in Austin, effective November 2004, BETA increased that office space from 500 to 1,100 square feet in the same complex. The Company made the decision to open the office in Texas because of the volume of business in that state.

      The Company expends its resources for capital improvements as necessary.

                        SELECTED FINANCIAL INFORMATION

Income Statement Data:
----------------------

                     Fiscal Years Ended        Nine Months Ended         Three Months Ended
                         October 31,                July 31                    July 31,
                          (audited)               (unaudited)                (unaudited)
                          ---------               -----------                -----------

                    2004            2003       2005           2004         2005          2004
                    ----            ----       ----           ----         ----          ----
               (as restated)  (as restated)              (as restated)               (as restated)
               -------------  -------------              -------------               -------------

Operating
 revenues       $11,185,254    $9,761,638   $8,008,945   $7,667,820     $2,975,833    $2,883,158
Gross profit      5,389,496     4,686,490    4,172,047    3,541,510      1,515,256     1,359,012
Income from
  continuing
  operations        822,603       355,315      499,028      623,452        182,894       276,211
Income before
  income taxes    1,415,051       681,855      589,362      714,332        206,594       307,501
Net Income          822,603       535,533      365,422      424,522        148,184       193,756
Earnings per
  share -
  diluted       $      0.29    $     0.13   $     0.12    $    0.15     $     0.05    $     0.07




Balance Sheet Data:
-------------------

                                     October 31,                  July 31,
                                     -----------                  --------
                                      (audited)                 (unaudited)
                                      ---------                 -----------

                          ----------------------------      -------------------

                               2004           2003          2005           2004
                               ----           ----          ----           ----
                          (as restated)  (as restated)                (as restated)
                          -------------  -------------                -------------


Current assets             $4,605,990     $2,998,149    $ 5,334,901    $3,665,217
Total assets                8,690,506      7,546,876     11,438,571     7,946,991
Long-term
  obligations                 120,291         30,400      1,476,639        24,700
Total liabilities           2,706,022      2,444,890      4,536,710     2,405,588
Working capital             2,981,951      1,670,790      3,142,444     2,277,381
Stockholders'
  equity                    5,984,484      5,101,986      6,901,861     5,541,403


                         FINANCIAL STATEMENTS

      Financial information required to be included in this Prospectus appear in the pages marked F-1 through F-36 at the end of this Prospectus and are incorporated herein by reference as if fully set forth herein


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

Report of Independent Registered Public Accounting Firm               F-2

Consolidated Financial Statements as of and for
-----------------------------------------------
  the years ended
  ---------------
  October 31, 2004 and 2003
  -------------------------
  (audited and as restated):
  --------------------------

Consolidated Balance Sheets                                           F-3
Consolidated Statements of Operations                                 F-5
Consolidated Statement of Changes in Stockholders' Equity             F-7
Consolidated Statements of Cash Flows                                 F-8
Notes to Consolidated Financial Statements                            F-10

Consolidated Financial Statements as of and for
-----------------------------------------------
  the periods
  -----------
  ended July 31, 2005 and 2004
  ----------------------------
  (unaudited):
  ------------

Consolidated Balance Sheets                                           F-29
Consolidated Statements of Operations                                 F-31
Consolidated Statements of Cash Flows                                 F-32
Notes to Consolidated Financial Statements                            F-34


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

      Except for historical information, the material contained in this Management's Discussion and Analysis or Plan of Operation is forward-looking. For the purposes of the safe harbor protection for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995, readers are urged to review the list of certain important factors set forth in "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" below, which may cause actual results to differ materially from those described.

RESULTS OF OPERATIONS - FISCAL YEARS 2004 AND 2003

      The assessment business has two units; proprietary products and services, and custom test development. The following table sets forth the revenues in each of these units and the annual percentage change for each of these units, for Fiscal 2004, 2003 and 2002:


                   TASA Revenues Breakdown (in thousands of dollars)
                            and % of Year-To-Year Change

                                          Fiscal Year Ended October 31,
                 ------------------------------------------------------------------------------
                       2002-2004            2004                2003                 2002
                       ---------            ----                ----                 ----
                           %                      %                    %                   %
                         Change        $        Change      $        Change       $       Change
------------------------------------------------------------------------------------------------
Proprietary
 Products and
 Services Revenues        5.1%    $ 4,481.0      1.2%   $4,428.3      3.9%    $4,262.8    18.0%
------------------------------------------------------------------------------------------------
Custom Services         103.1%    $ 6,704.3     25.7%   $5,333.4     61.6%    $3,299.8    10.7%
------------------------------------------------------------------------------------------------
Total Revenues
 from Assessment
 Products and
 Services                47.9%    $11,185.3     14.6%   $9,761.7     29.1%    $7,562.5    14.7%
------------------------------------------------------------------------------------------------

      The following are selected ratios as a percentage of revenues from continuing operations based on the Company's financial statements:

                                          Fiscal Year Ended October 31,
                                          -----------------------------

                                 2004               2003                2002
                                 ----               ----                ----
                          (in percentages)   (in percentages)    (in percentages)
                          ----------------   ----------------    ----------------
Revenues from
  continuing operations          100%               100%                100%
Gross profit margins              48                 48                  52
Operating expenses:
  Selling expenses                11                 15                  15
  General & administrative        25                 22                  27
Income from operations            12                 11                  10
Other income (expense)             1                 (4)                 (7)
  Interest expense, net            -                 (4)                 (7)
Income before income taxes
  from continuing operations      13                  7                   3
Income taxes                       5                  3                   1
Income from continuing
  operations                       7                  4                   2


FISCAL 2004 AS COMPARED TO FISCAL 2003

      REVENUES.  The Company's revenues from continuing
      ---------
operations for the fiscal year ended October 31, 2004 were $11,185,254, representing a 14.6% increase or $1,423,616 over $9,761,638 for the fiscal year ended October 31, 2003. The overall increase was primarily attributable to internal growth of the Company's custom testing unit.

      Revenues for assessment products and services, through the Company's proprietary tests unit, increased 1.2%, or $52,654, to $4,480,954 in Fiscal 2004 from $4,428,300 in Fiscal 2003. The increase in proprietary testing revenues was mitigated because, in Fiscal 2003, TASA received contracts from two states relating to Reading First Grants. These grants did not repeat in 2004.

      Revenues from BETA, the Company's custom testing unit, increased by $1,370,900, or 25.7%, during the same period, to $6,704,300 in Fiscal 2004 from $5,333,400 in Fiscal 2003. This increase is a function of executing on several multi-year contracts as well as the award of new assignments during the year. Our ability to acquire multi-year contracts allows BETA to continue to build its revenue stream.

      COST OF GOODS SOLD.  Cost of goods sold increased by 14.2%
      -------------------
or $720,610 from $5,075,148 in Fiscal 2003 to $5,795,758 in
Fiscal 2004. As a percentage of revenue, cost of goods was flat and represented 52% of revenues for both Fiscal 2003 and Fiscal 2004. We are pleased with this statistic since, in general, the delivery of custom assessment services has a higher cost than delivery of proprietary services. The mix of custom to proprietary products and services increased from 55% in Fiscal 2003 to 60% in Fiscal 2004.

      GROSS PROFIT.  The Company's gross profit for Fiscal 2004
      -------------
increased by $703,006, or 15.0%, from $4,686,490 in Fiscal 2003 to $5,389,496 in Fiscal 2004. The gross profit margin was 48% in both Fiscal 2004 and Fiscal 2003.

      SELLING EXPENSES.  The Company's selling expenses decreased
      -----------------
by $175,012, or 12%, from $1,453,190 in Fiscal 2003 to
$1,278,178 in Fiscal 2004. Two events that contributed to this decline were: a disproportionate amount of spending by the Company in Fiscal 2003 to jump-start marketing activities associated with NCLB and a number of revenue activities in Fiscal 2004 that were not subject to sales commissions.

      GENERAL AND ADMINISTRATIVE.  The Company's general and
      ---------------------------
administrative expenses for Fiscal 2004 increased $630,452, or 28.8%, from $2,189,318 in Fiscal 2003 to $2,819,770 in Fiscal
2004. Almost 45% of the increase in G&A expense is due to the lease on the company building. In July 2003, the Company entered into a sale-lease back on its corporate headquarters. Therefore, during Fiscal 2004, the Company had lease expense for the full year versus four months of lease expense in Fiscal 2003. Additionally, because of strong performance in Fiscal 2004, approximately 12% of the increase in G&A expense is represented by performance bonuses in excess of those awarded in Fiscal 2003.

      INCOME FROM OPERATIONS.  Income from operations increased
      -----------------------
by $247,566, or from $1,043,982 in Fiscal 2003 to $1,291,548 in
Fiscal 2004. The increase in income is due to increased revenues, partially offset by higher cost of sales.

      EBITDA FROM OPERATIONS.  Earnings before interest, taxes,
      -----------------------
depreciation and amortization on the Company's operations were $1,879,174 for Fiscal 2004 versus $1,649,292 for Fiscal 2003.
EBITDA has been adversely affected by the sale leaseback of the Company's building.

      EBITDA is a non-GAAP financial measure and should not be used as a substitute for the directly comparable GAAP financial measure. In order to facilitate an understanding of the components of EBITDA and their effect on the results of operations, the following table is provided as a reconciliation of reported income from operations to EBITDA from operations.

                        EBITDA From Operations

                                  Fiscal 2004          Fiscal 2003

Income from Operations            $1,291,548           $1,043,982
Depreciation & amortization       $  587,626           $  605,310
                                  ----------           ----------
EBITDA from Operations            $1,879,174           $1,649,292
                                  ==========           ==========

      OTHER INCOME (EXPENSE) FROM OPERATIONS.  Net other income
      ---------------------------------------
(expense) decreased from ($362,127) in Fiscal 2003 to $123,503 in Fiscal 2004. Other income is positively effected by the gain on the sale/leaseback of the building as well as a reduction in interest expense, net interest expense. In Fiscal 2004, the Company recognized a gain of $125,439 from the sale/leaseback transaction, compared to $41,813 recognized in Fiscal 2003. The decrease in interest expense in Fiscal 2004 was primarily due to a reduction in interest expense from the repayment of the Company's subordinated debt. In Fiscal 2004, the Company's only interest expense coincided with a capital loan to finance equipment partially offset by excess cash in an interest-bearing money market account.

      INCOME AND EARNINGS PER SHARE.  Combining income from both
      ------------------------------
continuing and discontinued operations, the Company had net income of $535,533 in Fiscal 2003 versus net income of $822,603 in Fiscal 2004.

      For Fiscal 2003, the Company had diluted earnings per share of $0.20, versus diluted earnings per share of $0.29 in Fiscal 2004. Diluted earnings from continuing operations were $0.13 per share in Fiscal 2003, as compared to $0.29 in Fiscal 2004.

      The diluted weighted average shares outstanding were 2,661,014 in Fiscal 2003 versus 2,870,327 in Fiscal 2004.

FISCAL 2003 AS COMPARED TO FISCAL 2002

      REVENUES.  The Company's revenues from continuing
      ---------
operations for the fiscal year ended October 31, 2003 were $9,761,638, representing a 29.1% increase or $2,199,170 over $7,562,468 for the fiscal year ended October 31, 2002. The overall increase was primarily attributable to internal growth of the Company's custom testing unit.

      Revenues for assessment products and services, through the Company's proprietary tests unit, increased 3.9%, or $165,500, to $4,428,300 in Fiscal 2003 from $4,262,800 in Fiscal 2002.
This increase was minimal due to reduced state and school district budgets during the fourth quarter of the year. While the economy appears to be improving, the Company is uncertain if state tax revenues will improve sufficiently during the coming fiscal year to boost materially the sale of proprietary tests to school districts. During the fourth quarter of Fiscal 2003, the Company expanded its scoring and scanning capabilities, in anticipation of being able to increase its third party scoring business.

      Revenues from BETA, the Company's custom testing unit, increased by $2,033,600, or 61.6%, during the same period, to $5,333,400 in Fiscal 2003, from $3,299,800 in Fiscal 2002. This increase was due to BETA's obtaining a number of multi-year contracts in the later half of Fiscal 2002 with specific assignments in Fiscal 2003. These multi-year contracts also have an impact on future fiscal years.

      COST OF GOODS SOLD.  Cost of goods sold increased by 41% or
      -------------------
$1,478,468 from $3,596,680 in Fiscal 2002 to $5,075,148 in
Fiscal 2003. As a percentage of revenue, cost of goods increased from 48% in Fiscal 2002 to 52% in Fiscal 2003. This increase is primarily due to the change in revenue mix between proprietary and custom products and services. In Fiscal 2002, BETA, the custom business, accounted for 45% of the revenue stream, and in Fiscal 2003, BETA accounted for 55% of the revenue stream. The delivery of custom products and services has a higher cost per revenue dollar. Consequently, as the revenue mix changes towards custom revenues, the percentage cost of goods increases.

      GROSS PROFIT.  The Company's gross profit for Fiscal 2003
      -------------
increased by $720,702, or 18.2%, from $3,965,788 in Fiscal 2002 to $4,686,490 in Fiscal 2003. The gross profit margin was 48% in Fiscal 2003 versus 52% in Fiscal 2002. This change is a result of changes in product mix.

      SELLING EXPENSES.  The Company's selling expenses increased
      -----------------
$284,278, or 24%, in Fiscal 2003, from $1,168,912 in Fiscal 2002 to $1,453,190 in Fiscal 2003. Selling expenses were 15% of revenues in both years. The increased dollar expenditure was a result of higher sales commission and shipping expenses, as well as increased marketing expenditures to respond to marketing opportunities created by NCLB. The Company believes that this is the appropriate level of expenditure as a percentage of revenues for the coming fiscal year.

      GENERAL AND ADMINISTRATIVE.  The Company's general and
      ---------------------------
administrative expenses for Fiscal 2003 increased $170,199, or 8.4%, from $2,019,119 in Fiscal 2002 to $2,189,318 in Fiscal
2003. However, as a percentage of revenues, G&A decreased from 27% in Fiscal 2002 to 22% in Fiscal 2003. The Company believes that as revenues continue to grow in the future, the ratio of G&A to revenues will remain steady or may decline slightly.

      INCOME FROM OPERATIONS.  Income from operations increased
      -----------------------
by $266,225, or from $777,757 in Fiscal 2002 to $1,043,982 in
Fiscal 2003. The increase in income is due to increased revenues, partially offset by higher cost of sales.

      EBITDA FROM OPERATIONS.  Earnings before interest, taxes,
      -----------------------
depreciation and amortization on the Company's operations was $1,649,292 for Fiscal 2003 versus $1,400,949 for Fiscal 2002.

      EBITDA is a non-GAAP financial measure and should not be used as a substitute for the directly comparable GAAP financial measure. In order to facilitate an understanding of the components of EBITDA and their effect on the results of operations, the following table is provided as a reconciliation of reported income from operations to EBITDA from operations.

                        EBITDA From Operations

                                  Fiscal 2003          Fiscal 2002

Income from Operations            $1,043,982           $  777,757
Depreciation & amortization       $  605,310           $  623,192
                                  ----------           ----------
EBITDA from Operations            $1,649,292           $1,400,949
                                  ==========           ==========

      OTHER INCOME (EXPENSE) FROM OPERATIONS.  Net other
      ---------------------------------------
(expense) decreased 36%, or $202,009, from ($564,136) in Fiscal 2002 to ($362,127) in Fiscal 2003. The decrease in other income expense was primarily due to a reduction in interest expense from the repayment of the Company's subordinated debt, as well as the gain on the sale/leaseback of the building. In Fiscal 2003, the Company recognized gain of $41,813 from the sale/leaseback transaction, and there was no comparable amount in Fiscal 2002. The Company does not currently anticipate that it will need to borrow significant capital in the next fiscal year in order to finance its core business.

      DISCONTINUED OPERATIONS.  In July 2003, the Company sold
      ------------------------
substantially all the assets of MLP, sole component of the Company's instructional segment, to Delta Education, LLC ("Delta") for, $4,020,000 and Delta's assumption of certain related liabilities. In addition, the Company was responsible for the payment of up to $200,000 of certain royalties for a one-year period from June 1, 2003 through May 31, 2004. The Company retained the business and assets related to its test preparation materials, Kingsbridge Press, which it considers consistent with the activities of its sole remaining segment. The Company recorded a gain on the disposal of instructional segment totaling $1,748,272 less taxes of $699,309. Revenues from the instructional segment totaled $1,321,278, $2,862,927 and $2,839,008 for the period November 1, 2002 through the date of sale, and for the fiscal years ended October 31, 2002 and 2001, respectively.

      In addition, the Company entered into a transitional agreement with Delta, whereby the Company would continue to pay the rent costs and employees of MLP through October 31, 2003 in exchange for $130,000. On October 31, 2003, the facilities utilized by MLP were closed and the employees were terminated.

      On June 3, 2003, the Company sold substantially all the assets of the Mildred Elley Schools. Pursuant to the agreement, the Company received $50,000. In addition, the Company will receive 25 percent of the proceeds from any sale or refinancing of the school by the purchaser to a third party, which must take place within seven years from the closing date. The assets sold constitute substantially all the assets and operations of the Company's educational delivery segment. The Company recorded a loss on the disposal of Mildred Elley Schools totaling $974,901 and a tax benefit of $389,960, to reflect the change in the fair value of the net assets sold during the period November 1, 2002 through June 3, 2003. The revenues for the delivery segment were $3,225,417 and $5,882,026 for the period from November 1, 2002 through June 3, 2003, the date of sale, and the fiscal years ended October 31, 2002, respectively.

      INCOME AND EARNINGS PER SHARE.  Combining income from both
      ------------------------------
continuing and discontinued operations, the Company had net income of $535,533 in Fiscal 2003 versus a net (loss) of ($2,348,005) in Fiscal 2002.

      For Fiscal 2003, the Company had diluted earnings per share of $0.20, versus a loss of ($0.91) per share in Fiscal 2002.
Earnings from continuing operations were $355,315, or $0.13 per share, in Fiscal 2003, as compared to $.05 in Fiscal 2002.

      The diluted weighted average shares outstanding were 2,661,014 in Fiscal 2003 versus 2,587,241 in Fiscal 2002.

LIQUIDITY AND WORKING CAPITAL

      WORKING CAPITAL.  Working capital increased by $1,311,161
      ----------------
during Fiscal 2004 from $1,670,790 at October 31, 2003 to $2,981,951 at October 31, 2004. This increase resulted primarily from the increase in cash and accounts receivable. The ratio of current assets to current liabilities was approximately 2.26 to 1.0 at the end of the Fiscal 2003 versus
2.84 to 1.0 at the end of Fiscal 2004.

      CASH FLOW FROM OPERATING ACTIVITIES.  During Fiscal 2004,
      ------------------------------------
the Company had net cash provided by operating activities of $1,581,615, as compared to $688,354 in Fiscal 2003. The increase in cash provided by operating activities resulted primarily from increased net operating income, excluding the gain from the sale-leaseback of the Company's building.

      CASH FLOW FROM INVESTING ACTIVITIES.  During Fiscal 2004,
      ------------------------------------
the Company had net cash used in investing activities of $921,655, as compared to $5,226,738 provided by investing activities for Fiscal 2003. The cash provided by investing activities in Fiscal 2003 resulted from the sale of the discontinued operations and the sale-leaseback of the Company's headquarters facilities. Cash was used to purchase fixed assets and to develop test products totaling $921,655 in Fiscal 2004 and $1,000,334 in Fiscal 2003.

      CASH FLOW FROM FINANCING ACTIVITIES.  The Company had net
      ------------------------------------
cash provided by financing activities of $128,092 for Fiscal 2004 as compared to ($5,067,566) used in financing activities for Fiscal 2003. The cash provided by financing activities in Fiscal 2004 resulted primarily from the equipment financing to expand scanning and scoring facilities and from the exercise of employee stock options. The cash used in financing activities in Fiscal 2003 resulted primarily from the repayment of the subordinated debenture and mortgage on the headquarters facilities.

      In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a pre-tax gain on the sale totaling $1,254,383, net of closing costs totaling $162,136. The building was then leased under a ten-year lease agreement. As a result of the sale/leaseback, the gain was deferred and recognized over the ten-year term of the lease as "other income." The Company used approximately $253,000 of the proceeds for improvements to the facilities.

      During Fiscal 2004, options to purchase 24,250 shares of the Company's Common Stock were exercised resulting in proceeds totaling $17,195.

      In October 2003, the Company prepaid the remaining outstanding principal balance on the subordinated debt totaling
$3,530,141. The Company also charged to expense on the date of prepayment, the remaining deferred interest and loan origination fees with a remaining book value of $39,312 and $15,422, respectively.

      Long-term debt, operating leases and other long-term obligations as of October 31, 2004 mature as follows:


                           PAYMENTS DUE

                                    Less Than                               More Than
                                    ---------                               ---------
  Obligations           Total       1 Year       1-3 Years    4-5 Years     5 Years
  -----------           -----       ------       ---------    ---------     -------

Long-term debt       $  148,897   $   28,606   $   61,178     $ 59,113     $        -
Operating Leases      3,186,097      357,938      724,118      701,360      1,402,681
Other long-term
  obligations(1)      2,083,489      868,926    1,062,185      152,378              -
                     ----------   ----------   ----------     --------     ----------
Total Obligations    $5,418,483   $1,255,470   $1,847,481     $912,851     $1,402,681
                     ==========   ==========   ==========     ========     ==========

(1)	Relate to employment contracts in effect at October 31, 2004.


RESULTS OF OPERATIONS - THREE MONTHS AND NINE MONTHS
ENDED JULY 31, 2005 AND 2004

      The following table compares the revenues for the fiscal quarter and nine months ended July 31, 2005 versus the fiscal quarter and nine months ended July 31, 2004, as restated:

                        Nine Months                          Three Months
                        -----------                          ------------
                      Ended July 31,                        Ended July 31,
                      --------------                        --------------
-------------------------------------------------------------------------------------------
                      2005      2004         % Change       2005      2004         % Change
                      ----      ----         --------       ----      ----         --------
                            (as restated)                         (as restated)
                 --------------------------------------------------------------------------
                 (in thousands of dollars)              (in thousands of dollars)

Revenues
  Proprietary      $2,826.3    $3,268.3       (13.5)     $1,073.4    $1,087.0       (1.3)
  Custom Testing   $5,182.6    $4,399.5        17.8      $1,902.4    $1,796.2        5.9
                   --------    --------        ----      --------    --------        ---

Total Revenues     $8,008.9    $7,667.8         4.4      $2,975.8    $2,883.2        3.2
                   ========    ========        ====      ========    ========        ===
-------------------------------------------------------------------------------------------

      The following are selected ratios as a percentage of revenues on the Company's financial statements:

                                Nine Months                Three Months
                               Ended July 31,             Ended July 31,
                               --------------             --------------

                              2005        2004           2005        2004
                              ----        ----           ----        ----

                              (in percentages)           (in percentages)
Revenues from
  continuing
  operations                  100%        100%           100%        100%
    Gross profit
     margins                   52          46             51          47
Operating expenses:
  Selling expenses             14          13             13          13
  General &
   administrative              32          25             32          24
Income from operations          6           8              6          10
Other income (expense)          1           1              1           1
Income before taxes             7           9              7          11
Income taxes                    3           4              2           4
Net Income                      5           6              5           7

      REVENUES.  Revenues for the nine-month period ended
      ---------
July 31, 2005 (the "current period") were $8,008,945 representing a 4.4% increase or $341,125 from $7,667,820 for the nine-month period ended July 31, 2004 (the "comparable period"). Net revenues for the three months ended July 31, 2005 (the "current quarter") increased by 3.2% or $92,675 to $2,975,833 as compared to net revenues of $2,883,158 in the three months ended July 31, 2004 (the "comparable quarter"). ADI, acquired by the Company as of July 1, 2005, contributed $59,760 to the Company's revenues for the current quarter.

      Revenues from our proprietary testing unit have decreased by 13.5% year-to-date and have declined by 1.3% for the current quarter. In the comparable period the Company had large order placements in the first half of 2004; most notably Los Angeles, California and Orange County, Florida. Proprietary test revenues firmed up in the current quarter and we appear to have arrested the sharp decline that occurred in the first half of the current fiscal year.

      Revenues from our custom-testing unit increased 17.8% in the current period over the comparable period, and by 5.9% for the current quarter over the comparable quarter. This increase would have been significantly greater had the Company been able to recognize during the current period $684,123 in deferred revenues as the Company had originally expected. We believe that most of these deferred revenues will be recognized prior to the end of Fiscal 2005.

      New contract business continues to grow for both the proprietary and custom units. Since March 1, 2005, the Company has entered into contracts for $13.2 million in future revenues, and as of August 31, 2005, has contracts providing for future revenues of $23.8 million.

      COST OF GOODS SOLD.  Cost of goods sold decreased by
      -------------------
$289,412, or 7.0%, from $4,126,310 in the comparable period to $3,836,898 in the current period. Cost of goods sold is now 48% of revenues versus 54% in the comparable period. Cost of goods sold for the current quarter decreased by 4.2% or $63,569 from $1,524,146 in the comparable quarter to $1,460,577 in the current quarter. Cost of goods sold is now 49% of revenues for the current quarter versus 53% for the comparable quarter. The favorable variance is due to the mix of products and services for the current period and the current quarter.

      GROSS PROFIT.  Gross profit from operations increased by
      -------------
$630,537 from $3,541,510 in the comparable period to $4,172,047 in the current period. The gross profit margin is now 52% in the current period versus 46% in the comparable period. For the current quarter, the gross profit increased to $1,515,256 versus $1,359,012 in the comparable quarter. The gross profit margin is now 51% in the current quarter versus 47% in the comparable quarter. Again, increased revenues and a favorable mix of products are responsible for the improvement in the gross profit margin.

      SELLING EXPENSE.  Selling expense for the current period
      ----------------
increased by 13%, or $129,274, versus the comparable period, or from $1,009,437 to $1,138,711. For the current quarter, selling expense increased by 4% or $14,446, or from $378,131 in the comparable quarter to $392,577 in the current quarter. Selling expenses are 14% of revenue in the current period versus 13% in the comparable period. For the current quarter, selling expenses remained unchanged at 13% when compared to selling expenses in the comparable quarter. We anticipate selling expenses increasing modestly over the next twelve months as we revamp our marketing and sales organizations to effect revenue gains.

      GENERAL AND ADMINISTRATIVE (G&A) EXPENSES.  General and
      -----------------------------------------
administrative expenses increased by $625,687, or 33%, for the current period and are now $2,534,308 versus $1,908,621 for the comparable period. For the current period, G&A is 32% of revenues versus 25% in the comparable period. For the current quarter, G&A expenses increased by $235,115, or 33%, and are now $939,785 versus $704,670 in the comparable quarter. G&A is 32% of revenues in the current quarter versus 24% in the comparable quarter. A significant portion of the period and quarter increases relate to the expenses associated with the evaluation and implementation of internal controls necessary to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Increased professional fees with respect to new regulatory requirements and internal restructuring expenses also include the Company's hiring of a new Chief Operating Officer for its proprietary unit. Further, the infrastructure component of G&A costs increased as a result of the acquisitions of AEC and ADI completed during Fiscal 2005.

      OTHER INCOME (EXPENSE).  The Company had net other income
      -----------------------
of $90,334 for the current period versus net other income of $90,880 for the comparable period. For the current quarter, the Company had net other income of $23,700 versus net other income of $31,290 for the comparable quarter. Net other income decreased for the current quarter by 24% because of interest expenses associated with the acquisition of ADI. Other income for both the current period and the current quarter includes amortization of deferred gain on the sale/leaseback of the Company's headquarters building in July 2003, of $94,079 in both the current period and the comparable period, and $31,359 in each of the current quarter and the comparable quarter.

      INCOME FROM OPERATIONS.  Income from the Company's
      -----------------------
operations for the current period was $499,028 versus $623,452 for the comparable period. For the current quarter, the Company had income from operations of $182,894 versus $276,211 in the comparable quarter.

      EBITDA FROM OPERATIONS.  Earnings before interest, taxes,
      -----------------------
depreciation and amortization on the Company's operations was $984,973 for the current period versus $1,070,550 for the comparable period. EBITDA for the current quarter was $347,670 versus $431,815 for the comparable quarter.

      EBITDA is a non-GAAP financial measure and should not be used as a substitute for the directly comparable GAAP financial statements. In order to facilitate an understanding of the components of EBITDA and their effect on the results of operations, the following table is provided as a reconciliation of reported income from operations to EBITDA from operations:

                        EBITDA FROM OPERATIONS

                            Nine-Months Ended                Three Months Ended
                                 July 31,                          July 31,
                           ------------------               -------------------

                           2005          2004               2005           2004
                           ----          ----               ----           ----
Income from
operations             $  499,028    $  623,452         $  182,894      $  276,211

Depreciation &
amortization              485,945       447,098            164,776         155,604
                       ----------    ----------         ----------      ----------

EBITDA from
operations             $  984,973    $1,070,550         $  347,670      $  431,815
                       ==========    ==========         ==========      ==========

      NET INCOME AND EARNINGS PER SHARE.  Net income for the
      ----------------------------------
current period was $365,422 versus net income of $424,522 in the comparable period. For the current quarter, the Company had net income of $148,184 versus net income of $193,756 in the comparable quarter.

      For the current period, the Company earned $0.12 per share (diluted) versus $0.15 earnings per share (diluted) in the comparable period. For the current quarter, the Company had $0.05 earnings per share (diluted) versus $0.07 earnings per share (diluted) in the comparable quarter.

LIQUIDITY AND WORKING CAPITAL

      WORKING CAPITAL.  Working capital increased by $160,493
      ----------------
during the current period from $2,981,951 at October 31, 2004, to $3,142,444 at July 31, 2005. This increase resulted primarily from an increase in accounts receivable and a decrease in accrued expenses, as partially offset by an increase in deferred revenue. The ratio of current assets to current liabilities was approximately 2.84 to 1 at October 31, 2004 versus 2.43 to 1.0 at July 31, 2005.

      CASH FLOW FROM OPERATING ACTIVITIES.  During the current
      ------------------------------------
period, the Company had net cash provided by operating activities of $342,439, as compared to $306,143 in the comparable period. The increase in cash provided by operating activities in the current period resulted primarily from an increase in deferred revenue as partially offset by a decrease in accounts payable and accrued expenses.

      CASH FLOW TO INVESTING ACTIVITIES.  During the current
      ----------------------------------
period, the Company had net cash used in investing activities of $2,308,503, as compared to net cash used in investing activities of $651,590 in the comparable period. The increase in cash used in investing activities resulted primarily from increased test product development and the cash expended in the acquisitions of AEC and ADI during the current period.

      CASH FLOW FROM FINANCING ACTIVITIES.  In the current
      ------------------------------------
period, the Company had net cash provided by financing activities of $1,593,528 as compared to $9,195 in the comparable period. The cash provided by financing activities in the current period resulted primarily from the proceeds from the exercise of warrants and employee stock options, the financing provided for certain equipment and the financing provided for the acquisition of ADI.

      During the current period, options to purchase 36,500 shares of the Company's Common Stock were exercised, resulting in proceeds to the Company aggregating $25,090. In addition, warrants for the purchase of 138,047 shares of Common Stock were exercised in the current period providing proceeds to the Company of $155,303.

      During the current period, options to purchase 56,000 shares of the Company's Common Stock were granted to existing employees of the Company pursuant to the 2000 Stock Incentive Plan, options to purchase 50,000 shares were granted to new employees upon commencement of employment and options to purchase 110,000 shares were granted to new employees pursuant to the Company's acquisitions of AEC and ADI (as further described below). The options granted during the current period had exercise prices equal to the closing sales price on the date of the grant, ranging from $3.15 to $3.79 per share, and are all subject to vesting periods contained in the individual grants. In addition, options to purchase 12,500 shares of Common Stock were granted to non-employee directors pursuant to the Company's Directors Stock Option Plan at an exercise price of $3.20 per share.

      In January 2005, the Company acquired all of the outstanding stock of AEC in consideration of $83,000 in cash and 12,000 shares of the Company's Common Stock. In addition, options to purchase 50,000 shares of the Company's Common Stock were granted pursuant to the 2000 Stock Incentive Plan on the date of the closing exercisable at $3.06 per share. The options are exercisable commencing one year from the closing, through January 2015. In addition, the Company entered into two-year employment agreements with the two officers of AEC. Pursuant to the agreements, the officers of AEC are entitled to a base salary and bonuses determined by the attainment of certain performance goals. Goodwill totaling $118,074 was recorded as a result of the acquisition.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of ADI. ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. The promissory notes bear interest at the rate of 5% per annum and are payable in six semi-annual installments of principal plus interest.

      In connection with the acquisition of ADI, the Company entered into a loan agreement with its bank, pursuant to which the Company borrowed an aggregate principal amount of $1,200,000, almost all of which was used to pay the purchase price for the shares of ADI and closing costs for the transaction, with the balance being retained by the Company for working capital. Borrowings under the loan incur interest at the rate of 6.25% per annum. Interest only payments are due for the first year, and thereafter monthly payments of principal and interest of $23,339 through July 2011. The promissory note contains several financial covenants with respect to which the Company was in compliance as of the end of the current quarter.

      The Company has entered into employment agreements for an initial forty-month term with two of the former shareholders of ADI. In addition, the former shareholders of ADI who are continuing with ADI were granted an aggregate of 60,000 options to purchase additional shares of the Company's Common Stock, at an exercise price of $3.75 per share, subject to vesting upon the completion of one year of employment. The Company also entered into an employment agreement for an initial twenty-eight month term with a key employee of ADI.

      Long-term debt, operating leases and other long-term obligations outstanding as of July 31, 2005 mature as follows:

                           PAYMENTS DUE

                                    Less Than                               More Than
                                    ---------                               ---------
  Obligations           Total       1 Year       1-3 Years    4-5 Years     5 Years
  -----------           -----       ------       ---------    ---------     -------

Long-term debt        $1,574,065   $   97,426   $  645,423   $  560,401    $  270,815
Operating leases       2,899,800      335,301      692,259      715,720     1,156,520

Other long-term
 obligations(1)        3,241,004    1,572,928    1,594,326       73,750            --
                      ----------   ----------   ----------   ----------    ----------
Total obligations     $7,714,869   $2,005,655   $2,932,008   $1,349,871    $1,427,335
                      ==========   ==========   ==========   ==========    ==========

(1) Related to employment contracts in effect at the end of the quarter ended July 31, 2005.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

      The Company believes the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

      * Revenues from the Company's sales of its proprietary tests, including sales of the related ancillary materials, are recognized when the Company ships the physical product from its warehouse. The Company's revenues from performance of assessment consulting and psychometric services under long-term contracts are recognized on the percentage-of-completion basis pursuant to the provisions of Statement of Position No. 81-1, "Accounting for Performance of
          Construction-Type and Certain Production-Type
          Contracts" and Accounting Research Bulletin
          No. 45, "Long-Term Construction-Type Contracts".
          For each contract, the Company compares the costs incurred in the course of performing such contract during a fiscal period to the total estimated costs of full performance of the contract, and recognizes a proportionate amount of revenue for such period.

      * Deferred tax assets are recorded based on the Company's projected future taxable income and the resulting utilization of the deferred tax assets.
          To the extent that the Company would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

      * The process of writing and calibrating a test passage takes approximately two years, and all costs associated with the process are capitalized during this period. Amortization of these costs begins once the development period has elapsed, which in most cases, represents the point in time at which the new test passage is placed into the test passage bank and becomes available to be utilized within the Company's existing tests, or the point in time at which a newly developed test becomes available for sale. Costs capitalized in connection with the development of passages used in the Company's DRP Test have been estimated to have a useful life of eleven years and, accordingly, are being amortized over an eleven-year period. The amortization costs in each period are included in the cost of goods sold for such period. Such amortization costs are included in the costs of goods sold in that period. Costs capitalized in connection with the development of passages used in all other of the Company's tests have been estimated to have a useful life of seven years and, accordingly, are being amortized over a seven-year period. If these estimates of the useful lives of test passages prove to be shorter periods, the Company would be required to accelerate the amortization of these passages, resulting in a reduction in income.

      * In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a gain on the sale totaling $1,254,383, net of closing costs totaling $162,136. The building was then leased by the Company under a ten year lease agreement. As a result of the sale-leaseback of the building, the gain has been deferred and will be recognized over the ten-year term of the lease as other income during the relevant period.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      Certain statements contained in this Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These are statements that do not relate strictly to historical or current facts. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors include, without limitation:

      * Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

      * Non-renewal of any of the Company's material state contracts;

      *   Deficits in state and school budgets;

      *   The loss of any significant customer;

      *   The ability of the Company to compete
          successfully with the other providers of standardized tests (see "Description of Business-
          -Competition", above);

      * The ability of the Company to accommodate any changes in government regulation which may impact the marketability of its tests (see "Description of Business--Government Regulation", above);

      * The ability of the Company to secure additional financing as and when necessary;

      * The ability of the Company to retain the services of its key management, and to attract new members of the management team;

      * The ability of the Company to effect and retain appropriate patent, copyright and trademark protection of its products; and

      * Any decrease in the market for educational consulting services.

THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY ANY
REVISIONS TO THE FORWARD-LOOKING STATEMENTS OR TO REFLECT EVENTS
OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS.


THE SELLING STOCKHOLDERS

      A maximum of 677,187 Shares is being offered pursuant to this Prospectus, consisting of shares issued to the holders pursuant to transactions exempt from registration under the Securities Act. The following table sets forth certain information regarding (i) the shares of Common Stock that the selling stockholders beneficially own as of the date of this Prospectus and (ii) the shares of Common Stock that the selling stockholders would beneficially own after selling all of the Shares included in this Prospectus:



                                                        Shares
Name                   Beneficial Ownership Prior to    Being       Beneficial Ownership After
                                Offering                Offered            Offering(1)
                                --------                -------            --------
                        Shares        Percentage(2)                  Shares      Percentage(3)
                        ------        ----------                     ------      ----------

Cahill, Warnock
Strategic
Partners Fund, L.P.     592,849(4)       20.0%          526,524      66,325          2.2%
Strategic
Associates, L.P.         32,850(5)        1.1%           29,175       3,675           --
Signal Hill
Capital
Group, LLC               20,000(6)          *            20,000           0           --
Pasquale J.
DeVito                    6,000(7)          *             6,000           0           --
Richard Zusman            6,000(8)          *             6,000           0           --
Martin Borg              68,119(9)        2.3%           68,119           0           --
Karen Gerard             6,678(10)          *             6,678           0           --
Debbie Leverenz          1,335(11)          *             1,335           0           --
Brad Begley             13,356(12)          *            13,356           0           --

*	Less than 1%.

1 Assumes that all of the Shares included in this Prospectus are sold.

2 Based on 2,963,738 shares of Common Stock issued and outstanding as of October 31, 2005.

3 Based on 2,963,738 shares of Common Stock issued and outstanding as of October 31, 2005.

4 Excludes 32,850 shares owned by Strategic Associates, L.P., an affiliate of Cahill, Warnock Strategic Partners Fund, L.P. (the "Fund"), but as to which the Fund disclaims beneficial ownership. ("Strategic Associates"; together, with the Fund, the "Cahill, Warnock Entities"). Pursuant to the Investor Rights Agreement (the "Investor Rights Agreement") between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the shares issuable or issued pursuant to warrants held by the Cahill, Warnock Entities, the Cahill, Warnock Entities have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the two current directors who were nominated by the Cahill, Warnock Entities.

5       Strategic Associates, L.P. is an affiliate of Cahill,
        Warnock Strategic Partners Fund, L.P.

6 Represents shares which Signal Hill Capital Group, LLC has the right to acquire upon exercise of currently exercisable warrants.

7 On January 18, 2005, the Company announced the completion of its acquisition of Assessment & Evaluation Concepts, Inc. ("AEC"). The purchase price paid by the Company consisted of $83,000 in cash, and the issuance of 12,000 shares of Common Stock of the Company. Pasquale J. DeVito, Ph.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

8 As part of the acquisition of AEC, Richard S. Zusman, Ed.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

9 On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,007.47 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,642.53, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. Martin Borg acquired his shares as part of this transaction. The shares being registered do not include 40,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

10 As part of the acquisition of ADI, Karen Gerard was issued 6,678 Shares. The shares being registered do not include 20,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

11 Debbie Leverenz acquired her shares as part of the Company's acquisition of ADI.

12 Brad Begley acquired his shares as part of the Company's acquisition of ADI.

DESCRIPTION OF SECURITIES

      The Company's Common Stock is traded on the Nasdaq
Electronic Bulletin Board under the symbol TASA.OB. The approximate high and low closing prices for each fiscal quarter in the two fiscal years ended October 31, 2004 and October 31, 2005 were as follows:

                                  Common Stock Prices
                                  -------------------
    Fiscal Quarter:           High ($)            Low ($)
    ---------------           --------            -------

      1st Qtr 04                3.25               1.85
      2nd Qtr 04                4.35               2.50
      3rd Qtr 04                3.70               3.05
      4th Qtr 04                3.85               2.95
      1st Qtr 05                3.30               3.05
      2nd Qtr 05                3.70               3.00
      3rd Qtr 05                4.50               3.20
      4th Qtr 05                4.50               3.85

      During the first quarter of Fiscal 2006 (through
November 21, 2005), the Company's Common Stock had a high closing price of $4.20 and a low closing price of $3.75.

      The Company is authorized to issue 5,000,000 shares, par value $.0001 per share, of preferred stock. The stock may be issued by the Board of Directors of the Company in one or more series and with such preferences, conversion or other rights, voting powers and other provisions as may be fixed by the Board of Directors in the resolution authorizing its issuance without any further action of the stockholders. There are no shares of preferred stock outstanding. The Company's Common Stock is traded on the Nasdaq Electronic Bulletin Board.

      In September 2004, the Company issued to Signal Hill Capital Group LLC ("Signal Hill") a five-year warrant to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $2.96 per share. The warrant was issued in consideration of strategic consulting services that Signal Hill has provided and has agreed to provide to the Company. Neither the warrant nor the underlying shares of Common Stock have been registered under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act. See "The Selling Stockholders".

      As of November 25, 2005, there were 66 holders of record of the Company's Common Stock. This number of holders of record does not include beneficial owners of the Company's Common
Stock, whose shares are held in the names of various security holders, dealers and clearing agencies. The Company believes that the number of beneficial owners of its Common Stock held by others or in nominee names exceeds approximately 600 in number. The Company has not paid any cash dividends, and does not anticipate doing so in the immediate future as it intends to invest any earnings in the development of the Company's business.

      The following table describes the equity securities of the Company issuable as of October 31, 2005 pursuant to the Company's equity compensation plans. The Company has four equity compensation plans, each of which has been approved by the stockholders of the Company: (1) the Amended and Restated 1991 Stock Incentive Plan (under which no further incentive awards may be made); (2) the 2000 Stock Incentive Plan; (3) the Amended and Restated Directors Stock Option Plan, and (4) the Consultants Stock Incentive Plan. For a description of each of the Company's equity compensation plans, please see "Executive Compensation-Stock Incentive Plans".


                    EQUITY COMPENSATION PLAN INFORMATION
                            AS OF OCTOBER 31, 2005

                                                                      Number of
                                Number of        Weighted-           securities
                               securities        average         remaining available
                              to be issued       exercise        for future issuance
                             upon exercise       price of           under equity
                             of oustanding     outstanding       compensation plans
                                options,         options,        (excluding securities
                             warrants and        warrants           reflected in
                                 rights        and rights              column
                                  (a)              (b)                 (a) (c)

Equity compensation plans
  approved by security
  holders                        791,713         $2.813                269,925

Equity compensation plans
  not approved by security
  holders                             --             --                     --



DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      As of November 1, 2005, the directors and executive officers of the Company were as follows:


      Name                    Age                     Position
      ----                    ---                     --------

Michael D. Beck               58           Director; Vice President, TASA; and
                                           President, Chief Executive Officer,
                                           BETA
Steven R. Berger (1)(2)       50           Director
Donald W. Hughes(1)           55           Director
Chris L. Nguyen(1)(2)         43           Director
Andrew L. Simon               63           Chairman of the Board of Directors;
                                           President, Chief Executive Officer
                                           and Chief Financial Officer, TASA
Linda G. Straley              49           Director; Vice President, and
                                           Secretary, TASA
Thomas G. Struzzieri(1)(2)    46           Director
David L. Warnock(2)           47           Director
_______________

      (1)	Member of the Audit Committee
      (2)	Member of the Compensation Committee.

      Each director shall hold office until the earlier of the next annual meeting of the Company's stockholders or his or her resignation and until a successor is selected and qualified.

      MICHAEL D. BECK was elected as a Director of the Company in March 1997 and has been Vice President of the Company since January 1997. Mr. Beck is also a Director and President and Chief Executive Officer of BETA. Since 1983, Mr. Beck has been President of BETA, which provides consulting and contractual services to school districts, state education departments and test and textbook publishers. As of January 2, 1997, BETA became a wholly-owned subsidiary of the Company and Mr. Beck continues to serve as the President of BETA. Mr. Beck has also provided consulting services on matters of educational research and assessment for various military, governmental and commercial organizations. Mr. Beck received an A.B. from John Carroll University and an M.A. from Fordham University.

      STEVEN R. BERGER was elected as a Director of the Company in March 1996 and he also serves on each of the Company's Compensation and Audit Committees. Mr. Berger was a partner in the law firm of Salans from January 1989 through September 2002. Salans acted as special securities counsel to the Company from January 1995 through September 2002. Mr. Berger is currently a shareholder in the law firm of Vedder, Price, Kaufman & Kammholz, P.C. in New York City. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. since October 2002 as its special securities counsel. Mr. Berger received an A.B. from Harvard University and a J.D. from Harvard Law School.

      DONALD W. HUGHES was elected as Director in June 2001. Since July 2001, Mr. Hughes has served on, and is Chairman of, the Company's Audit Committee. Since 1999, Mr. Hughes has served as Executive Vice President and Chief Financial Officer of Camden Partners, Inc. and a member of and Chief Financial Officer of Camden Partners Holdings, LLC, each of which is an affiliate of Cahill Warnock. Mr. Hughes has served as an officer of Cahill Warnock since February 1997 and is a General Partner and Chief Financial Officer of Cahill Warnock. Prior to joining Cahill Warnock in February 1997, Mr. Hughes had served as Vice President, Chief Financial Officer and Secretary of Capstone Pharmacy Services, Inc. from December 1995 and as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely-held investment management company, from July 1984 to November 1995. Mr. Hughes also serves on the board of Occupational Health + Rehabilitation Inc. Mr. Hughes received a B.A. from Lycoming College and an M.S.F. from Loyola College in Maryland, and is a Certified Public Accountant.

      CHRIS L. NGUYEN was elected as a Director at the Annual Stockholders Meeting of the Company in April 2004. Mr. Nguyen was a senior executive with Sylvan Learning Systems from 1989 to 1996. During his tenure at Sylvan, Mr. Nguyen was COO of Sylvan's computer-based testing division, Sylvan Prometric.
From 1996 through 2001, Mr. Nguyen was President and CEO of Caliber Learning Network, a publicly-traded company specializing in distance learning services for adults. Currently, Mr. Nguyen is the principal and owner of Dynanet Consulting Services, LLC. Dynanet provides management consulting and technology development services to companies within the education and testing markets. Mr. Nguyen received a B.A from Johns Hopkins University.

      ANDREW L. SIMON was elected as Director and as President and Chief Financial Officer of the Company in March 1995.
Mr. Simon serves as Chairman of the Board of Directors.
Mr. Simon is also a Director and Secretary of BETA. He served as Interim President of TASA from June 1994 through March 1995. He was a founder of the Company and previously served as a Director from 1976 to 1991 and has acted as a financial consultant to the Company since its inception in 1976. From 1983 to 1986, he was a Vice President/Marketing Division Head in the Private Clients Group at Bankers Trust Company. He was a Vice President at Citibank, NA, where he held a number of senior marketing and sales positions, from 1980 to 1983. Prior to 1980, Mr. Simon served as Marketing Director for several consumer package goods companies including Norcliff-Thayer and Lederle Laboratories. He holds an M.B.A. from Columbia University and a B.A. from Washington University. Mr. Simon is on The George Washington University National Council for Education and Human Development and a director of The Hudson Valley Trust.

      LINDA G. STRALEY was elected as a Director of the Company and has been Vice President since June 1994. From June 1994 through March 1995, she was Chairman of the Board of Directors. She has been Secretary since August 1992 and, from 1984 to 1994, she served as director of DRP Services for the Company.
Ms. Straley received a B.A. in Education from Bethany College and an M.S. in Educational Psychology and Statistics from the State University of New York.

      THOMAS G. STRUZZIERI was elected a Director of the Company in June 2000. He serves on each of the Company's Audit and Compensation Committees. Mr. Struzzieri is the owner of Horse Shows In The Sun (HITS). Based in Saugerties, New York, HITS produces horse shows in California, Florida, Virginia, New York, and Arizona. Mr. Struzzieri is a director of the United States Equestrian Federation, and is a founding member and a director of the United States Hunter/Jumper Association. He also serves on the Board of Directors of the United Way of Ulster County and the Ulster County Development Corporation, and is a member of the SUNY Ulster County Community College Board of Trustees.
Mr. Struzzieri is a member of the Chamber of Commerce of Ulster County as well as the Business and Community Leaders' Advisory Committee of the Institute of Ecosystem Studies. He attended Vassar College.

      DAVID L. WARNOCK was elected as a Director of the Company in October 1998 and, since that time, he has also served on the Company's Compensation Committee. Since 1999, Mr. Warnock has been President and Chief Executive Officer of each of Camden Partners, Inc. and Camden Partners Holdings, LLC, each of which is an affiliate of Cahill Warnock. Mr. Warnock is a founding partner of Cahill, Warnock & Company, LLC, an asset management firm established in 1995 to invest in small public companies.
From 1983 to 1995, Mr. Warnock was with T. Rowe Price Associates in senior management positions, including President of the corporate general partner of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, and as the Executive
Vice President of T. Rowe Price New Horizons fund. Mr. Warnock also serves on the Boards of Directors of Bridges Learning
Systems, Concorde Career Colleges, Inc., the National Alliance to End Homelessness, the Center for Fathers, Families and
Workforce Development, Nobel Learning Communities, CardSystems Solutions, Inc., and American Public Education, Inc.
Mr. Warnock received a B.A. in History from the University of Delaware and a Masters in Finance from the University of Wisconsin.

EXECUTIVE COMPENSATION

      The following table shows compensation for services rendered to the Company during Fiscal 2004, 2003 and 2002, respectively, by the Chief Executive Officer, the President of BETA, the Senior Vice President of TASA, a Vice President of TASA, and the former Executive Vice President of the Company's proprietary secondary school unit. Each executive officer serves under the authority of the Board of Directors. No other executive officer of the Company received cash compensation that exceeded $100,000 during Fiscal 2004. Therefore, pursuant to
Item 402 of Regulation S-B, only compensation for each of the persons listed below is shown in the Summary Compensation Table below.


                      SUMMARY COMPENSATION TABLE



                                            Annual Compensation                Long-Term Compensation
                                     ------------------------------------------------------------------
                                                                             Awards             Payouts
                                                                             --------------------------

                                                                         Restricted     Securities            All Other
                                                          Other Annual     Stock        Underlying     LTIP    Compen-
 Name and Principal                   Salary      Bonus   Compensation    Award(s)       Option/      Payouts  sation
     Position                Year       ($)        ($)         ($)          ($)          SARs(1)        ($)      ($)
-----------------------------------------------------------------------------------------------------------------------
Andrew L. Simon,             2004    $234,945    $70,000    $23,922(2)       0         20,000/0(2)       0        0
President, Chief             2003    $227,000    $50,000    $23,346(2)       0         20,000/0(2)       0        0
Executive Officer            2002    $219,166    $25,000    $22,125(2)       0         10,000/0(2)       0        0
and Chief Financial
Officer
------------------------------------------------------------------------------------------------------------------------
Michael D. Beck,             2004    $160,684    $70,000    $24,251(3)       0         12,000/0(3)       0        0
Vice President,              2003    $155,250    $65,048    $21,899(3)       0         12,000/0(3)       0        0
TASA; President and          2002    $150,000    $25,414    $19,928(3)       0          6,000/0(3)       0        0
Chief Executive
Officer, BETA
------------------------------------------------------------------------------------------------------------------------
Peter A. Duhamel             2004    $155,250          0    $19,891(4)       0               --          0        0
Senior Vice                  2003    $155,250    $25,857    $20,834(4)       0          5,000/0(4)       0        0
President, TASA              2002    $150,000    $43,902    $18,831(4)       0          6,000/0(4)       0        0
(resigned April 2005)
------------------------------------------------------------------------------------------------------------------------
Linda G. Straley             2004    $102,937    $13,100    $18,832(5)       0          6,000/0(5)       0        0
Vice President               2003    $ 79,400    $ 6,000    $16,156(5)       0          6,000/0(5)       0        0
and Secretary, TASA          2002    $ 71,750    $ 5,000    $13,954(5)       0          3,000/0(5)       0        0
------------------------------------------------------------------------------------------------------------------------
Faith Takes,                 2004          --         --            --      --               --         --       --
Executive Vice President,    2003    $ 87,115          0    $ 7,531(6)       0                0          0        0
TESC; President and          2002    $150,000          0    $12,093(6)       0                0          0        0
Chief Executive
Officer, MESI
(resigned June 2003)
------------------------------------------------------------------------------------------------------------------------


(1)	To date, the Company has issued no SARs.

(2) Includes: contributions to the Company's qualified 401(k) Profit Sharing Plan (the "401(k)") and the Company's Money Purchase Pension Plan (the "Pension Plan") of $10,250 in Fiscal 2004, $10,000 in Fiscal 2003, and $8,500 in Fiscal 2002, and $8,250, $8,250, and $9,000 for a company car in
        Fiscal 2004, 2003, and 2002, respectively. Also includes: restricted shares issued pursuant to the Company's 2000 Stock Incentive Plan after the end of Fiscal 2002, as part of a bonus paid in respect of Fiscal 2002; and stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2004, Fiscal 2003 and Fiscal 2002 in respect of such fiscal years, respectively.

(3) Includes: contributions to the Company's 401(k) and Pension Plan of $10,212 in Fiscal 2004, $10,000 in Fiscal 2003, and $8,500 in Fiscal 2002; and $8,906, $7,091, and $7,091 for a
        company car in Fiscal 2004, 2003, and 2002, respectively. Also includes: restricted shares issued pursuant to the Company's 2000 Stock Incentive Plan after the end of Fiscal 2002, as part of a bonus paid in respect of Fiscal 2002; and stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2004, Fiscal 2003 and Fiscal 2002 in respect of such fiscal years, respectively.

(4) Includes: contributions to the Company's 401(k) and Pension Plan of $9,055 in Fiscal 2004, $10,000 in Fiscal 2003, and $8,500 in Fiscal 2002; and $5,671, $5,994 and $5,994 for a
        company car in Fiscal 2004, 2003 and 2002, respectively.
        Also includes: restricted shares issued pursuant to the
        Company's 2000 Stock Incentive Plan after   the end of Fiscal
        2002, as part of a bonus paid in respect of Fiscal 2002; and stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2004, Fiscal 2003 and Fiscal 2002 in respect of such fiscal years, respectively.

(5) Includes: contributions to the Company's 401(k) and Pension Plan of $9,947 in Fiscal 2004, $8,410 in Fiscal 2003, and $7,675 in Fiscal 2002; and $3,540, $3,540 and $3,540 for a
        company car in Fiscal 2004, 2003 and 2002, respectively.
        Also includes: restricted shares issued pursuant to the
        Company's 2000 Stock Incentive Plan after   the end of Fiscal
        2002, as part of a bonus paid in respect of Fiscal 2002; and stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2004, Fiscal 2003 and Fiscal 2002 in respect of such fiscal years, respectively.

(6) Includes: $0, $4,990, and $8,556 for a company car in Fiscal 2004, Fiscal 2003, and Fiscal 2002, respectively.


EMPLOYMENT CONTRACTS

      On March 1, 1996, the Company entered into an employment agreement with each of Andrew L. Simon and Linda G. Straley, pursuant to which the Company agreed to employ Mr. Simon and Ms. Straley, and each of Mr. Simon and Ms. Straley agreed to remain, as the Company's President and Chief Executive Officer, and Vice President, respectively, for a term of three years, subject to automatic yearly extensions and certain rights of termination as provided in each such agreement.

      As of January 2, 1997, the Company entered into an employment agreement with Michael D. Beck, pursuant to which the Company agreed to employ Mr. Beck, and Mr. Beck agreed to remain, as Vice President of TASA and President and Chief
Executive Officer of BETA, for a term of three years, subject to automatic yearly extensions and certain rights of termination as provided in such agreement.

      In the employment agreements with each of Messrs. Simon and Beck and Ms. Straley, the Company has agreed to provide for certain benefits and protections for such executive officers in connection with a change of control of the Company. Such agreements provide that upon the occurrence of a change of control (as defined in each agreement) and the termination of such executive's employment agreement, each such executive officer would be awarded a lump sum bonus equal to and one-half times such executive officer's base salary plus such executive's highest annual bonus during the preceding three fiscal years, such lump sum bonus to be paid for each of three years following termination of employment following a change in control. In addition, the Company entered into two-year employment agreements with the two officers of AEC. Pursuant to the agreements, the officers of AEC are entitled to a base salary and bonuses determined by the attainment of certain performance goals.

      In February 2005, the Company has entered into an employment agreement with Anne Cheevers as Senior Vice President and Chief Operating Officer, TASA - Proprietary Division, for an initial one-year term, automatically renewable for additional one-year terms, subject to early termination notices given by either party prior to the expiration of the then current term. Pursuant to such employment agreement, Ms. Cheevers will be paid an annual base salary of $170,000, will be eligible to receive an incentive bonus (to be not less than $35,000 for the first year of employment) and was granted 40,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.10 per share, subject to vesting upon the completion of one year of employment.

      The Company has entered into employment agreements for an initial forty-month term with two of the former shareholders of ADI. In addition, the former shareholders of ADI who are continuing with ADI were granted an aggregate of 60,000 options to purchase additional shares of the Company's Common Stock, at an exercise price of $3.75 per share, subject to vesting upon the completion of one year of employment. The Company also entered into an employment agreement for an initial twenty-eight month term with a key employee of ADI.

      Generally, each employee of the Company has agreed to the assignment to the Company of the employee's rights to any inventions relating to the Company's business or interest which were conceived both prior to and during the period of employment and, except under certain specified conditions, the Company's employees are prohibited from competing for one year with the Company in areas in which he or she was employed.

STOCK INCENTIVE PLANS

      The Board of Directors of the Company adopted the 1991 Stock Option Incentive Plan (the "Option Plan") on August 25, 1991 in order to attract and retain qualified personnel, which Option Plan was approved by the stockholders on August 25, 1991. The Board of Directors adopted the Amended and Restated 1991 Stock Option Incentive Plan (the "Amended Option Plan") in February 1996, which Amended Option Plan amended and restated the Option Plan and was approved by the stockholders of the Company on March 29, 1996. Under the Amended Option Plan, options to purchase up to 625,000 shares of Common Stock were available to be granted to employees, officers, directors and consultants of the Company. The Amended Option Plan terminated in 2001, after which no further options or stock awards may be issued under the Amended Option Plan; all options and other stock awards outstanding under the Amended Option Plan at the termination date shall continue to be outstanding and may be exercised in accordance with their respective terms, until such options or other stock awards expire by their terms.

      The Board of Directors of the Company adopted the 2000 Stock Incentive Plan (the "2000 Plan") in February, 2000. The stockholders of the Company approved the 2000 Plan at the Company's Annual Meeting of Stockholders held on March 31, 2000. Under the 2000 Plan, options or other stock awards with respect to up to 300,000 shares of the Company's Common Stock may be granted to employees, officers, directors and consultants of the Company. In addition, any options outstanding under the Amended Plan, which expire after the adoption of the 2000 Plan, are added to the number of shares available under the 2000 Plan.
The terms of the 2000 Plan are substantially identical to the terms of the Amended Option Plan, except for provisions with respect to the number of shares which may be issued under the 2000 Plan and the expiration date of the 2000 Plan. At the Annual Meeting of Stockholders held on April 29, 2005, the stockholders approved an amendment to the 2000 Plan increasing by 200,000 the number of shares eligible to be issued pursuant to the 2000 Plan.

      Each of the Amended Option Plan and the 2000 Plan (collectively, the "Option Plans") is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the terms of the Option Plans, the Committee is authorized to select optionees and determine the number of shares covered by each option and certain of its other terms. The exercise price of stock options granted under the Option Plans may not be less than the fair market value of the Company's Common Stock on the date of the grant. In general, options become exercisable after the first anniversary of the date of grant. The period within which any stock option may be exercised cannot exceed ten years from the date of grant. Options held by a terminated employee expire three months after termination except in the event of death, disability or termination for cause. No one participant may receive, in any one fiscal year, awards under the Option Plans which would entitle the participant to receive more than 50,000 shares.

      The following table summarizes the options granted, exercised and cancelled or expired under the Amended Option Plan and the 2000 Option Plan during the preceding three fiscal years:


                     Fiscal 2005        Fiscal 2004        Fiscal 2003
                     -----------        -----------        -----------
Options
granted                216,000            73,000             39,500
Options
exercised               45,000            19,250              9,000
Restricted
shares
awarded                     --                --                 --
Options
cancelled/
expired                 46,000                --             57,500

      As of October 31, 2005, options to purchase up to an aggregate of 334,300 shares were outstanding under the 2000 Plan. As of October 31, 2005, options to purchase up to an aggregate of 373,038 shares were outstanding under the Amended Option Plan.




           OPTION/SAR GRANTS IN FISCAL YEAR ENDED OCTOBER 31, 2005
                             (INDIVIDUAL GRANTS)

                         Number of     Percent of Total
                         Securities      Options/SARs
                         Underlying       Granted to
                       Options/SARs(1)   Employees in      Exercise Or Base
Name                     Granted (#)      Fiscal Year      Price ($/Share)    Expiration Date
---------------------------------------------------------------------------------------------

Andrew L. Simon,
President, Chief
Executive Officer and
Chief Financial
Officer                    20,000            9.3%               $3.15             1/21/15
---------------------------------------------------------------------------------------------
Michael D. Beck, Vice
President, TASA;
President and Chief
Executive Officer,
BETA                       12,000            5.6%               $3.15             1/21/15
---------------------------------------------------------------------------------------------
Peter Duhamel, Senior
Vice President, TASA
(resigned April 2005)          --             --                $3.15             1/21/15
---------------------------------------------------------------------------------------------
Linda G. Straley, Vice
President and
Secretary, TASA             6,000            2.8%               $3.15             1/21/15
---------------------------------------------------------------------------------------------
Faith Takes, Executive
Vice President, TESC;
President and Chief
Executive Officer, MESI
(resigned June 2003)           --             --                   --                  --
---------------------------------------------------------------------------------------------

(1)	To date, the Company has issued no SARs.



          AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED OCTOBER 31, 2005
                                 FISCAL-END OPTION/SAR VALUES


                                                             Number of
                                                             Securities          Value of
                                                             Underlying         Unexercised In-
                                                            Unexercised           the-Money
                                                           Options/SARs(1)      Options/SARs(1)
                                                            at FY-End (#)        at FY-End ($)
                                                         ---------------------------------------
                            Shares
                         Acquired on     Value Realized      Exercisable/        Exercisable/
    Name                 Exercise (#)         ($)           Unexercisable       Unexercisable
------------------------------------------------------------------------------------------------


Andrew L. Simon,
President, Chief
Executive Officer and
Chief Financial
Officer                       0                0           191,875/20,000    $557,343/$87,000(2)
------------------------------------------------------------------------------------------------
Michael D. Beck, Vice
President, TASA;
President and Chief
Executive Officer,
BETA                        18,000        $  55,680         82,750/12,000    $359,962/$52,200(2)
------------------------------------------------------------------------------------------------
Peter Duhamel, Senior
Vice President, TASA
(resigned April 2005)       18,000        $  55,680               0                  0
------------------------------------------------------------------------------------------------
Linda G. Straley,
Vice President and
Secretary, TASA               0                0            79,800/6,000     $298,193/$26,100(2)
------------------------------------------------------------------------------------------------
Faith Takes,
Executive Vice
President, TESC;
President and Chief
Executive Officer, MESI
(resigned June 2003)          0                0                  0                  0
------------------------------------------------------------------------------------------------

(1)	To date, the Company has issued no SARs.  Amounts are
        calculated net of exercise price of the options.

(2)	Based on the closing price of the Company's Common Stock on
        NASDAQ on October 31, 2005, of $4.35.

DIRECTORS COMPENSATION

      The Board of Directors of the Company adopted the Directors Plan in February 1996 in order to aid the Company in attracting, retaining and motivating independent directors, which Directors Plan was approved by the stockholders of the Company on March 29, 1996. The Directors Plan initially authorized awards up to an aggregate of 25,000 shares of Common Stock. In
February 2000, the Board of Directors approved an amendment to the Directors Plan increasing to 75,000 the number of shares which may be the subject of stock options under the Directors Plan. The stockholders of the Company approved such amendment at the Annual Meeting of Stockholders on March 31, 2000. At the Annual Meeting of Stockholders held on April 29, 2005, the stockholders approved amendments to the Directors Plan to increase by 75,000 the number of shares eligible to be issued pursuant to the Directors Plan and to extend the expiration date of the Directors Plan from March 2006 to April 30, 2010. Under the Directors Plan, non-qualified stock options to purchase up to 150,000 shares of Common Stock may be granted to non-employee directors of the Company, which options are granted automatically at the times and in the manner stated in the Directors Plan.

      Subject to the terms of the Directors Plan, each non-employee director receives 5,000 options on the day he (she) first is elected to the Board of Directors, and 2,500 options on the date of each annual meeting of the stockholders of the Company, provided he (she) is re-elected to the Board of Directors. The exercise price of stock options granted under the Directors Plan is the fair market value of the Company's Common Stock on the date of grant. The options become exercisable after the first anniversary of the date of grant and the term of the option cannot exceed ten years. On April 25, 2003, the Company granted 10,000 options under the Directors Plan; on April 30, 2004, the Company granted 15,000 options under the Directors Plan, and on April 29, 2005, the Company granted 12,500 options under the Directors Plan. In Fiscal 2005, 5,000 options under the Directors Plan were exercised. As of October 31, 2005, an aggregate of 76,875 options were outstanding under the Directors Plan.

      Directors receive no compensation, other than the options pursuant to the Directors Plan, for services in such capacity.

OTHER PLANS

      CONSULTANTS STOCK INCENTIVE PLAN.  In March 1997, the Board
      ---------------------------------
of Directors of the Company adopted the Consultants Plan, pursuant to which options to purchase up to 50,000 shares of Common Stock may be granted to consultants to the Company. The Consultants Plan is administered by the Board of Directors of the Company. Subject to the terms of the Consultants Plan, the Board is authorized to select optionees and determine the number of shares covered by each option and certain of its other terms. In general, the exercise price of stock options granted under the Consultants Plan is the fair market value of the Company's Common Stock on the date of the grant; however, the Board has the discretion to use another method of valuation if it determines that such other valuation is warranted. In general, options become exercisable six months from the date of grant, although the Board has discretion to set either longer or shorter vesting periods. The period within which any stock option may be exercised cannot exceed ten years from the date of grant. If a consultant's association with the Company is terminated prior to the end of its agreed term, all unexercised, deferred and unpaid awards shall be canceled immediately, except in the event of the Consultant's death or disability. As of October 31, 2005, 7,500 options were outstanding under the Consultants Plan.

      PROFIT SHARING PLAN.  The Company has a qualified 401(k)
      --------------------
Profit Sharing Plan. For fiscal years ended before November 1, 2000, the 401(k) Plan allowed eligible employees to contribute up to 15 percent (15%) of income through Company contributions and a salary reduction mechanism. Company contributions to the 401(k) Plan are optional and accrue at the discretion of the Board of Directors. Effective November 1, 2000, the Company amended the 401(k) Plan to provide a matching component under the 401(k) Plan of up to five percent (5%) of each eligible employee's compensation. In addition, the eligibility requirements were amended to provide that an employee is not eligible until completing twelve months, or one thousand hours, of employment, and may only enter the 401(k) Plan at specified entry dates.

      Net assets for the 401(k) Plan, as estimated by the Massachusetts Mutual Life Insurance Company which maintains such plan's records, were $2,809,037, $2,341,940, and $1,735,127, at
October 31, 2004, 2003, and 2002 respectively.

      MONEY PURCHASE PENSION PLAN.  In October 1991, the Company
      ----------------------------
adopted a Money Purchase Pension Plan, which has been qualified by the Internal Revenue Service. Under this Plan, for fiscal years ended before November 1, 2000, the Company was required to make an annual contribution to the Plan equal to ten percent (10%) of each eligible employee's compensation. Effective November 1, 2000, the Company amended the Plan to exclude highly compensated employees and to reduce the contribution to five percent (5%) of each eligible employee's compensation. In addition, the eligibility requirements were amended so that an employee is not eligible until completing twelve months, or one thousand hours, of employment, and may only enter the Pension Plan at specified entry dates.

      Net assets for the Money Purchase Pension Plan, as estimated by the Massachusetts Mutual Life Insurance Company which maintains such plan's records, were $1,231,078, $1,191,537, and $940,550, at October 31, 2004, 2003, and 2002,
respectively.

      For Fiscal 2004, 2003, and Fiscal 2002, the Company's retirement costs aggregated $238,000, $198,000, and $142,000, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports received by the Company, all of the Company's directors and officers timely filed all reports required with respect to Fiscal 2005.

                        CORPORATE GOVERNANCE

      The Company is committed to the highest level of honesty, integrity and ethics. The Company regularly reviews its corporate governance policies in light of legal, regulatory and corporate governance changes.

      The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") marked the beginning of legislative and regulatory reforms of the corporate governance process in the United States. Sarbanes-Oxley contains very specific provisions with respect to the operation of the boards of directors and the committees thereof. Pursuant to Sarbanes-Oxley, the Securities and Exchange Commission (the "SEC") has adopted extensive regulations applicable to the corporate governance of corporations with a class of stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, pursuant to the authority and directives of Sarbanes-Oxley, the New York Stock Exchange, the Nasdaq Stock Market and other stock exchanges regulated under the Exchange Act have adopted listing standards, policies and procedures applicable to companies whose securities are traded on the respective exchanges. Effective July 1, 2001, the Company's Common Stock trades on the Nasdaq Electronic Bulletin Board. The SEC has stated that the Nasdaq Electronic Bulletin Board does not constitute an exchange, and accordingly, a company whose shares are traded only on the Nasdaq Electronic Bulletin Board is not subject to the additional listing standards and regulations issued by the regulated stock exchanges. The Company is a "small business issuer" as such term is defined in the Exchange Act, and because certain of the SEC's regulations on corporate governance have been delayed with respect to small business issuers, the Company is not yet bound to comply with all of such regulations. Nevertheless, it is the Company's intention to adhere as closely as possible to the "best practices" in the market regarding corporate governance, subject to the limitations inherent in the Company's current size and operations.

COMMITTEES

      The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The operations of these two committees are discussed in greater detail below.

      AUDIT COMMITTEE.  Under Sarbanes-Oxley, the Audit Committee
      ----------------
is responsible for the appointment, compensation, and oversight of the Company's outside auditors. The Company's outside auditors are now required to report directly to the Audit Committee. The Company's Board has adopted resolutions to comply with Sarbanes-Oxley. The Audit Committee Charter, originally adopted by the Board of Directors in 2000, was revised in 2004 in order to comply with Sarbanes-Oxley, and is publicly available on the Company's website (www.tasa.com).

      The Audit Committee is currently comprised of Donald W. Hughes (Chairman), Steven R. Berger, Chris L. Nguyen and Thomas Struzzieri, each of whom is a non-management director of the Company. Though only Mr. Struzzieri and Mr. Nguyen technically meet the Sarbanes-Oxley definition of "independence", the Board of Directors of the Company has determined that no member of the Audit Committee has a relationship with the Company that is reasonably likely to interfere with the Audit Committee's ability to perform its functions. The Board believes that each member of the Audit Committee is financially literate, and is qualified to serve on the Audit Committee. The Board further believes that Mr. Hughes qualifies as a "financial expert" on the basis of his business background and experience as he is a Certified Public Accountant and has served as the chief financial officer of several companies including his current employer, Camden Partners. The Board has also determined that, notwithstanding Mr. Hughes' position as an executive officer and affiliate of Cahill Warnock, Mr. Hughes will be able to exercise independent judgment and to perform his Audit Committee responsibilities in a fair and impartial manner. Accordingly, the Board has determined that the best interests of the Company require that Mr. Hughes remain as a member of the Audit Committee and be deemed to be the Audit Committee's financial expert.

      The Audit Committee's primary duties and responsibilities are to: (1) serve as an independent and objective body to monitor the financial reporting process and internal controls of the Company, (2) oversee the quality and integrity of the financial statements of the Company; (3) review and appraise the qualifications, performance and independence of the Company's independent auditors; and (4) monitor the compliance by the Company with legal and regulatory requirements. The Audit Committee has the sole authority to retain and terminate the independent auditors for the Company and to approve any non-audit services proposed to be provided by the independent auditors. The Committee is also required to review annually the terms of engagement and performance of the Company's independent auditors. In connection therewith, the Committee has the sole authority to approve all audit engagement fees and terms, as well as the fees for permissible non-audit services. The Committee meets not less than annually with the independent auditors and the Company's financial management to review the scope and procedures of (i) the audit of the annual financial statements, (ii) the reviews of the Company's quarterly financial statements, (iii) the Company's internal controls, and
(iv) any other matters required to be discussed with such auditors under applicable law, rule, regulation or accounting or auditing standard. In addition, the Audit Committee is responsible for monitoring potential conflicts of interest among the Company's officers, directors and employees. The Audit Committee also provides a forum for confidential discussions with employees regarding the professional and ethical behavior of the Company's officers, directors and employees.

      COMPENSATION COMMITTEE.  The Compensation Committee is
      -----------------------
responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company's officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock and other awards to management under the Company's stock option plans; reviewing and recommending compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the Chief Executive Officer on miscellaneous compensation issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation. The Charter of the Compensation Committee is publicly available on the Company's website (www.tasa.com). During Fiscal 2005, the members of the Compensation Committee were Messrs. Berger, Struzzieri, Warnock and Nguyen, each of whom is a non-management director of the Company.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of November 1, 2005, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group.

      As of November 1, 2005, there were 2,963,768 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote per share.


Name and Address of Beneficial      Shares of Common Stock    Percent of Common Stock
Owners and Directors and Officers     Beneficially Owned        Beneficially Owned
-------------------------------------------------------------------------------------
5% Beneficial Owners:

Cahill, Warnock Strategic
Partners Fund, L.P.
c/o Cahill, Warnock & Co., LLC
1 South Street, Suite 2150
Baltimore, MD 21202                       592,849(1,2)                20.0%
-------------------------------------------------------------------------------------
Midsouth Investor Fund L.P.
1776 Peachtree St., N.W.
Suite 412 North
Atlanta, GA 30309                         215,000                      7.3%
-------------------------------------------------------------------------------------
Kevin Gruneich
12 White Pine Canyon Road
Park City, UT 84060                       184,600                      6.2%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Officers and Directors:


Michael D. Beck
4 Hardscrabble Heights
Brewster, NY 10509                        198,875(3)                   6.5%
-------------------------------------------------------------------------------------
Steven R. Berger
805 Third Avenue
New York, NY 10022                          8,125(4)                     *
-------------------------------------------------------------------------------------
Donald W. Hughes
1 South Street, Suite 2150
Baltimore, Maryland 21202                 638,100(5)                  21.4%
-------------------------------------------------------------------------------------
Chris L. Nguyen
4204 St. Paul Street
Baltimore, Maryland  21218                  5,000(6)                     *
-------------------------------------------------------------------------------------
Andrew L. Simon
4 Hardscrabble Heights
Brewster, NY 10509                        305,088(7)                   9.6%
-------------------------------------------------------------------------------------
Linda G. Straley
4 Hardscrabble Heights
Brewster, NY 10509                        136,494(8)                   4.6%
-------------------------------------------------------------------------------------
Thomas G. Struzzieri
319 Main Street
Saugerties, NY  12477                      15,000(9)                     *
-------------------------------------------------------------------------------------
David L. Warnock
1 South Street, Suite 2150
Baltimore, Maryland 21202                 640,699(10)                  21.5%
-------------------------------------------------------------------------------------
Officers and Directors as a
Group (8 persons)                       1,288,306(11)                  37.5%
-------------------------------------------------------------------------------------

________________
     * Less than 1%

1 Excludes 32,850 shares owned by Strategic Associates, L.P., an affiliate of Cahill, Warnock Strategic Partners Fund, L.P. (the "Fund"), but as to which the Fund disclaims beneficial ownership. ("Strategic Associates"; together, with the Fund, the "Cahill, Warnock Entities"). Pursuant to the Investor Rights Agreement (the "Investor Rights Agreement") between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the shares issuable or issued pursuant to warrants held by the Cahill, Warnock Entities), the Cahill, Warnock Entities have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the two current directors who were nominated by the Cahill, Warnock Entities. Pursuant to the Investor Rights Agreement, the directors and executive officers of the Company have agreed, at each meeting of stockholders for the purpose of electing directors, to cast their eligible votes in favor of the nominees of the Cahill, Warnock Entities.

2 Edward L. Cahill, David L. Warnock and Donald W. Hughes are general partners of Cahill, Warnock Strategic Partners, L.P. ("Cahill, Warnock Partners"), the Fund's sole general partner, and the sole general partner of Strategic Associates. Each of David L. Warnock and Donald W. Hughes is also a director of the Company (see footnotes 6 and 11 to this table).

3 Includes (i) 42,000 shares which are owned jointly with Mr. Beck's wife, (ii) 9,375 shares owned by Mr. Beck's daughter, and (iii) 94,750 shares which Mr. Beck has the right to acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days. Excludes: 9,375 shares owned by Mr. Beck's wife, as to which Mr. Beck disclaims beneficial ownership.

4 Includes 8,125 shares which Mr. Berger has the right to acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days, and excludes 2,500 shares which are the subject of options that are not currently exercisable.

5 Includes (i) 625,699 shares owned by the Cahill Warnock Entities, and (ii) 12,500 shares which Mr. Hughes has the right to acquire upon the exercise of options currently exercisable stock options or stock options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

6 Includes 5,000 shares which Mr. Nguyen has the right to acquire upon the exercise of currently exercisable stock options pr options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

7 Includes 211,875 shares which Mr. Simon has the right to acquire upon the exercise of currently exercisable stock options or stock options that will become exercisable within 60 days. Excludes: 375 shares of Common Stock owned by the retirement account of Mr. Simon's wife, as to which Mr. Simon disclaims beneficial ownership.

8 Includes 85,800 shares which Ms. Straley has the right to acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days.

9 Includes 10,000 shares which Mr. Struzzieri has the right to acquire upon the exercise of currently exercisable stock options or options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

10 Includes (i) 625,699 shares owned by the Cahill Warnock Entities, and (ii) 14,375 shares which Mr. Warnock has the right to acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

11 Includes 472,425 shares which officers and directors have the right to acquire upon the exercise of currently exercisable stock options or options which become exercisable within the next 60 days. Excludes 12,500 shares which are the subject of options that are not currently exercisable.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 1998, the Company acquired substantially all of the assets of Mildred Elley. The Company financed the acquisition through the issuance of debentures, with warrants attached, pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"), with the Cahill, Warnock Entities. Pursuant to the Securities Purchase Agreement, the
Company: (i) issued and sold to the Cahill, Warnock Entities 8% Debentures due 2003 (the "Debentures"), dated October 28, 1998 (the "Purchase Closing Date"), in the aggregate principal amount of $4,000,000, (ii) issued and sold to the Cahill, Warnock Entities, as additional consideration for purchasing the Debentures, the Warrants to acquire an aggregate of 690,229.5 shares of the Company's Common Stock, which, on the Purchase Closing Date, constituted 20% of the Company's issued and outstanding common stock on a fully diluted basis, after giving effect to the transactions contemplated in the Securities Purchase Agreement and (iii) authorized the issuance and sale in the future to the Cahill, Warnock Entities of additional shares of the Company's Common Stock upon the Company's exercise of a put option, the terms and conditions of which are set forth in the Securities Purchase Agreement. The exercise price of the Warrants upon issuance was $1.40 per share of Common Stock, subject to certain antidilution adjustments set forth in the Warrants. On December 3, 1999, in exchange for the Cahill, Warnock Entities' consent, among other things, to subordinate the Debentures to certain financing the Company was seeking to obtain in connection with the implementation of the Company's strategic plan and pursuant to a Consent, Agreement and Amendment, dated as of December 3, 1999, among the Company and the Cahill, Warnock Entities, the Board of Directors of the Company approved a repricing of the Warrants to an exercise price of $1.125 per share of Common Stock, subject to the same antidilution adjustments referred to above. On October 1, 2002, the Company and the Cahill Warnock entities agreed to an extension of the maturity date of the Debentures from October 28, 2003 until February 1, 2004. Using a portion of the proceeds from the sale of MLP and the sale/leaseback of the Company's headquarters building, both of which occurred in Fiscal 2003, the Company prepaid the outstanding Debentures in the fourth quarter of Fiscal 2003. A portion of the Warrants held by the Cahill, Warnock Entities expired at the end of Fiscal 2003. The Cahill Warnock Entities exercised its remaining 138,047 warrants outstanding in December 2004 (after the end of Fiscal 2004), resulting in additional paid-in capital to the Company of $155,303.

      Pursuant to the Investor Rights Agreement between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the Warrants (or if the Warrants have been exercised, the shares issued pursuant thereto), the Cahill, Warnock Entities shall have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the current directors who were nominated by the Cahill, Warnock Entities. Pursuant to the Investor Rights Agreement, the directors and executive officers have agreed, at each meeting of stockholders for the purpose of electing directors, to cast their eligible votes in favor of the nominees of the Cahill, Warnock Entities.

      Pursuant to the acquisition of AEC in January 2005, the Company issued 12,000 shares of the Company's Common Stock to the former stockholders of AEC in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      Pursuant to the acquisition of ADI in July 2005, the Company issued 89,488 shares of the Company's Common Stock to the former stockholders of ADI who had elected to receive shares, in whole or in part in lieu of cash, in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      In November 1998, the Company purchased substantially all of the assets of Mildred Elley for an aggregate purchase price of $3,000,000, paid a portion in cash and the balance with a five-year promissory note. Simultaneous with the closing of such purchase, the Company's subsidiary entered into an employment agreement with Faith Takes, pursuant to which Ms. Takes agreed to remain as the President and Chief Executive Officer of the Company's post-secondary proprietary schools division. Effective June 3, 2003, the Company completed the disposition of the proprietary school business, and sold Mildred Elley to its current president and former owner. At closing, the Company received $50,000 in cash proceeds from the sale. In addition, the Company will receive 25% of the proceeds from the sale or refinancing of the schools to a third party, which must take place within seven years from the date of closing. Substantially all the assets and liabilities on the balance sheet were acquired by the purchaser, and all pending litigations with the previous owner of the school were settled.

      One of the Company's directors, Steven R. Berger, is a shareholder in Vedder, Price, Kaufman & Kammholz, P.C. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. as its special securities counsel, and the Company paid an aggregate of $157,552 and $59,351 in legal fees to Vedder Price in Fiscal 2005 and Fiscal 2004, respectively.

                       PLAN OF DISTRIBUTION

      We are registering the offer and sale of the shares described in this Prospectus in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of the shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The selling stockholders may also distribute, transfer or pledge the Shares in other circumstances permitted under the Securities Act, in which case the distributees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

      The selling stockholders and any broker or dealer to or through whom any of the shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Securities Act with respect to the shares offered hereby, and any profits realized by the selling stockholder or the Brokers may be deemed to be underwriting commissions. To the best of the Company's knowledge, brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling stockholders are not expected to exceed normal selling expenses for sales on the electronic bulletin board or otherwise, as the case may be. The registration of the shares under the Securities Act shall not be deemed an admission by the selling stockholders or the Company that any selling stockholder is an underwriter for purposes of the Securities Act of any of the shares offered pursuant to this Prospectus.

      Pursuant to the registration rights set forth in the various agreements between the Company and some of the selling stockholders, each of the Company and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares by the selling stockholders to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of selling stockholders' counsels.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors.

      The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          LEGAL OPINIONS

      The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Vedder, Price, Kaufman & Kammholz, P.C., New York, New York. Steven R. Berger, Esq., a partner in the firm of Vedder, Price, Kaufman & Kammholz, P.C., participating in the work on this matter, is a director of the Company, and has served in such capacity since 1996. Mr. Berger has options to acquire up to an aggregate of 10,625 shares of Common Stock upon the exercise of options granted to him pursuant to the Company's Directors Stock Option Plan. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. as its special securities counsel, and the Company paid an aggregate of $157,552 and $59,351 in legal fees to Vedder Price in Fiscal 2005 and Fiscal 2004, respectively.

                              EXPERTS

      The consolidated financial statements and schedules of the Company appearing in this Prospectus for the fiscal year ended October 31, 2004, have been audited by Lazar Levine & Felix LLP, the Company's registered independent certified public accounting firm, as set forth in their report thereon included herein.
Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year Ended October 31, 2004
----------------------------------
(audited and restated)
----------------------

                                                                      PAGE
                                                                      ----
Report of Independent Registered Public Accounting Firm               F-2
Consolidated Balance Sheets                                           F-3
Consolidated Statements Of Operations                                 F-5
Consolidated Statement Of Changes In Stockholders' Equity             F-7
Consolidated Statements Of Cash Flows                                 F-8
Notes To Consolidated Financial Statements                            F-10

Fiscal Quarter and Nine Months Ended July 31, 2005
--------------------------------------------------
(unaudited)
-----------

Consolidated Balance Sheets                                           F-29
Consolidated Statements Of Operations                                 F-31
Consolidated Statements Of Cash Flows                                 F-32
Notes To Consolidated Financial Statements                            F-34

To The Board of Directors
Touchstone Applied Science Associates, Inc. and Subsidiaries
Brewster, NY

      We have audited the accompanying consolidated balance sheets of Touchstone Applied Science Associates, Inc. and Subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three fiscal years ended
October 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Touchstone Applied Science Associates, Inc. and Subsidiaries as of October 31, 2004 and 2003 and the results of its operations and its cash flows for the three fiscal years ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 4 to the Consolidated Financial
Statements, the accompanying 2004 and 2003 financial statements have been restated.

Lazar Levine & Felix LLP
New York, New York
January 6, 2005

(Except for Note 15, the date of
  which is January 14, 2005), and
  (June 3, 2005 as to the effects of the
  restatement discussed in Note 4, and August 3, 2005
  as to the revenue recognition disclosure in Note 1)

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                       CONSOLIDATED BALANCE SHEETS


                                                      October 31,
                                                      -----------
                                              2004                  2003
                                              ----                  ----
                                         (as restated)         (as restated)
                                         -------------         -------------
ASSETS
------

Current assets:
  Cash and temporary investments           $1,751,487            $  963,435
  Accounts receivable, net
   of allowance for doubtful
   accounts of $4,417 and
   $6,971, respectively                     1,526,559               959,987
  Inventories                                 431,196               511,410
  Prepaid expenses and other
   current assets                             338,354               285,844
  Restricted cash                              21,954                21,456
  Deferred income taxes                       536,440               256,017
                                           ----------            ----------

      Total current assets                  4,605,990             2,998,149

Property, plant and
  equipment - net of
   accumulated depreciation
   of $284,567 and $395,327,
   respectively                               525,319               195,341

Other assets:
  Test passage bank and test
   development, net of
   accumulated amortization
   of $3,174,865 and
   $2,767,504, respectively                 2,227,077             2,153,975
  Goodwill                                    198,159               198,159
  Deferred income taxes                       807,672             1,605,011
  Other assets                                326,289               396,241
                                           ----------            ----------

      Total assets                         $8,690,506            $7,546,876
                                           ==========            ==========

















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS (Continued)



                                                      October 31,
                                                      -----------
                                              2004                  2003
                                              ----                  ----
                                          (as restated)         (as restated)
                                         -------------         -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Lines of credit                          $        -            $        -
  Current maturities of long-
   term debt                                   28,606                 7,600
  Accounts payable                            119,448               131,667
  Accrued expenses                          1,350,546             1,062,653
  Deferred gain on sale of
   building - current portion                 125,439               125,439
                                           ----------            ----------

      Total current liabilities             1,624,039             1,327,359

Long-term debt:
  Long-term debt, net of
   current portion                            120,291                30,400
  Deferred gain on sale of
   building, net of current
   portion                                    961,692             1,087,131
                                           ----------            ----------

      Total liabilities                     2,706,022             2,444,890
                                           ----------            ----------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par
   value, 5,000,000 shares
   authorized, 0 shares-
   issued and outstanding,
   respectively                                     -                     -
  Common stock, $.0001 par
   value, 20,000,000 shares
   authorized, 2,627,703 and
   2,603,453 shares issued
   and outstanding,
   respectively                                   263                   260
  Additional paid-in capital                5,609,480             5,548,668
  Subscriptions receivable                       (920)                    -
  Retained earnings                           375,661              (446,942)
                                           ----------            ----------

      Total stockholders' equity            5,984,484             5,101,986
                                           ----------            ----------


Total liabilities and
stockholders' equity                       $8,690,506            $7,546,876
                                           ==========            ==========




See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                         Fiscal Years Ended October 31,
                                         ------------------------------
                                   2004               2003              2002
                                   ----               ----              ----
                              (as restated)      (as restated)
                              -------------      -------------

Net revenue                    $11,185,254        $ 9,761,638       $ 7,562,468
Cost of goods sold               5,795,758          5,075,148         3,596,680
                               -----------        -----------       -----------
Gross profit                     5,389,496          4,686,490         3,965,788
                               -----------        -----------       -----------
Operating expenses:
  Selling expenses               1,278,178          1,453,190         1,168,912
  General and administrative
   expenses                      2,819,770          2,189,318         2,019,119
                               -----------        -----------       -----------
Total operating expenses         4,097,948          3,642,508         3,188,031
                               -----------        -----------       -----------
Income from operations           1,291,548          1,043,982           777,757
Other income (expense):
  Gain on sale/leaseback of
   building                        125,439             41,813                 -
  Gain (loss) on sale of
   assets                                -                  -           (14,245)
  Interest expense, net             (1,936)          (403,940)         (549,891)
                               -----------        -----------       -----------
Income before income taxes       1,415,051            681,855           213,621
Income taxes                       592,448            326,540            86,882
                               -----------        -----------       -----------
Income from continuing
  operations                       822,603            355,315           126,739
                               -----------        -----------       -----------
Income (loss) from
  discontinued operations:
  Income (loss) from
   operations net of income
   tax expense (benefit) of
   $ --, $(248,127), and
   $38,239, respectively                 -           (372,190)           57,358
  Income (loss) on disposal,
   net of income tax expense
   (benefit) of $ --,
   $309,349 and $(1,604,734)             -            552,408        (2,532,102)
                               -----------        -----------       -----------
Income (loss) from
  discontinued operations                -            180,218        (2,474,744)
                               -----------        -----------       -----------
Net income (loss)              $   822,603        $   535,533       $(2,348,005)
                               ===========        ===========       ===========















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)




                                         Fiscal Years Ended October 31,
                                         ------------------------------
                                   2004               2003              2002
                                   ----               ----              ----
                              (as restated)      (as restated)
                              -------------      -------------

Weighted average
  shares outstanding:
  Basic                         2,614,662          2,596,252          2,587,241
  Diluted                       2,870,327          2,661,014          2,587,241

Basic earnings
  (loss) per share
  Continuing operations        $      .31         $      .14         $      .05
  Discontinued operations               -                .07               (.96)
                               ----------         ----------         ----------

                               $      .31         $      .21         $     (.91)
                               ==========         ==========         ==========
Diluted earnings
  (loss) per share
  Continuing operations        $      .29         $      .13         $      .05
  Discontinued operations      $        -         $      .07         $     (.96)
                               ----------         ----------         ----------
                               $      .29         $      .20         $     (.91)
                               ==========         ==========         ==========



























See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                             Additional                Unearned                         Retained
                  Preferred Stock         Common Stock       Paid-in      Deferred     Compensatory   Subscriptions     Earnings
                Shares      Amount     Shares      Amount    Capital      Interest     Stock          Receivable        (Deficit)
                ------      ------     ------      ------    -------      --------     ------------   -------------     --------




Balance at
 November 1,
 2001             --      $   --     2,559,453    $256      $5,522,296    $(235,553)    $(1,251)      $     --         $ 1,365,530


Issuance of
 common
 stock for
 payment of
 prior year
 bonuses          --          --        35,000       3         16,097            --          --             --                  --
Financial
 advisory
 services         --          --            --      --             --            --       1,251             --                  --
Interest
 expense          --          --            --      --             --       118,260          --             --                  --
Net (loss)        --          --            --      --             --            --          --             --          (2,348,005)
               -----        ----     ---------    ----     ----------       -------       -----          -----          ----------


Balance at
 October 31,
 2002             --          --     2,594,453     259      5,538,393      (117,293)         --             --            (982,475)


Exercise of
 employee
 stock
 options          --          --         9,000       1         10,275            --          --             --                  --
Interest
 expense          --          --            --      --             --       117,293          --             --                  --
Net income        --          --            --      --             --            --          --             --             535,533
               -----        ----     ---------    ----      ---------       -------       -----          -----          ----------


Balance at
 October 31,
 2003             --          --     2,603,453     260      5,548,668            --          --             --            (446,942)
(as restated)


Issuance of
 warrants         --          --            --      --         42,700            --          --             --                  --
Exercise of
 employee
 stock
 options          --          --        24,250       3         18,112            --          --            (920)                --
Net income        --          --            --      --             --            --          --              --            822,603
               -----        ----     ---------    ----     ----------       -------       -----           -----         ----------


Balance at
 October 31,
 2004             --      $   --     2,627,703    $263     $5,609,480     $      --      $   --        $   (920)       $   375,661
(as restated)  =====      ======     =========    ====     ==========     =========      =======       =========       ===========






See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS




                                         Fiscal Years Ended October 31,
                                         ------------------------------
                                   2004               2003             2002
                                   ----               ----             ----
                              (as restated)      (as restated)
                              -------------      -------------

OPERATING ACTIVITIES
Net income (loss)              $   822,603        $   535,533      $(2,348,005)
Adjustments to reconcile net
  income (loss) to net cash
   provided by operating
   activities:
  Depreciation and
   amortization                    587,626            605,310          623,192
  Deferred interest                      -            117,293          118,260
  Deferred income taxes            516,916            252,759           82,319
  Financial advisory services            -                  -            1,251
  (Income) loss on
   discontinued operations               -           (861,757)       1,109,248
  Impairment of goodwill -
   discontinued operations               -                  -        3,027,588
  Bad debt expense                       -            (17,463)          19,912
  (Gain) loss on sale of assets          -                  -           14,245
  (Gain) on sale/leaseback
   of building                    (125,439)           (41,813)               -
Changes in operating assets
  and liabilities:
  Restricted cash                     (498)           (21,456)               -
  Accounts receivable             (566,572)           128,583          187,395
  Inventories                       80,214            (82,668)         (34,644)
  Prepaid expenses                  (8,906)           108,087         (241,414)
  Other assets                           -             (1,388)               -
  Net assets from discontinued
   operations                            -                  -       (2,061,462)
  Accounts payable and accrued
   expenses                        275,671            (32,666)         (88,483)
                               -----------        -----------      -----------

NET CASH FLOWS FROM OPERATING
  ACTIVITIES                     1,581,615            688,354          409,402
                               -----------        -----------      -----------

INVESTING ACTIVITIES
  Test passage bank and test
   development                    (480,463)          (355,518)        (213,986)
  Software development costs       (13,971)          (175,682)         (12,616)
  Prepublication costs            (135,927)          (169,960)               -
  Proceeds from the sale of
   building                              -          2,875,000                -
  Proceeds from the sale of
   discontinued operations               -           4,070,000               -
  Closing costs on sale of
   building                              -            (161,891)              -
  Closing costs on sale of
   discontinued operations               -           (556,037)               -
  Acquisition of fixed assets     (291,294)          (299,174)         (65,062)
                               -----------        -----------      -----------

NET CASH FLOWS FROM INVESTING
  ACTIVITIES                      (921,655)         5,226,738         (291,664)
                               -----------        -----------      -----------

See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)




                                         Fiscal Years Ended October 31,
                                         ------------------------------
                                   2004               2003              2002
                                   ----               ----              ----
                              (as restated)      (as restated)
                              -------------      -------------

FINANCING ACTIVITIES
  Repayments from loan
   payable                              --                 --         (49,472)
  Repayment of subordinated
   debt                                 --         (3,530,141)             --
  Proceeds from the exercise
   of employee stock options        17,195             10,275              --
  Proceeds from long-term
   debt                            118,497             38,000              --
  Repayment of long-term debt       (7,600)        (1,585,700)             --
                                ----------        -----------      ----------

NET CASH FLOWS FROM FINANCING
  ACTIVITIES                       128,092         (5,067,566)        (49,472)
                                ----------        -----------      ----------

NET CHANGE IN CASH AND
  TEMPORARY INVESTMENTS            788,052            847,526          68,266

CASH AND TEMPORARY
  INVESTMENTS AT BEGINNING
  OF PERIOD                        963,435            115,909          47,643
                                ----------        -----------      -----------

CASH AND TEMPORARY
  INVESTMENTS AT END
  OF PERIOD                     $1,751,487        $   963,435      $  115,909
                                ==========        ===========      ==========
SUPPLEMENTAL CASH FLOW
  INFORMATION:
  Cash paid during the
   year for:

  Interest                      $    5,621        $   404,333      $  554,391
                                ==========        ===========      ==========
  Income taxes                  $   57,158        $    34,442      $  163,660
                                ==========        ===========      ==========

















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------

Organization
------------

Touchstone Applied Science Associates, Inc. (the "Company") develops, publishes and distributes a proprietary line of tests specifically to meet clients' measurement specifications to elementary and secondary schools, colleges and universities throughout the United States. The remainder of the Company's continuing operations is comprised of Beck Evaluation & Testing Associates, Inc. ("BETA"), a company which designs, develops and evaluates assessment needs for schools, school districts and test and textbook publishers throughout the United States. The Company's instructional segment was comprised of Modern Learning Press, Inc. ("MLP"). Substantially all the assets of MLP were sold in July 2003 (Note 2). The Company's educational delivery segment was comprised of TASA Educational Services Corporation ("TESC"), and MESI Acquisition Corp. ("Elley"), the assets of which were sold in June 2003 (Note 2).

The Company was originally incorporated in the State of New York in 1976. In August 1991, the Company changed its corporate domicile to Delaware by merger into a Delaware corporation created exclusively for that purpose. In January 1997, the Company purchased the outstanding capital stock of BETA. Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries, BETA, MLP, TESC and Elley. All material intercompany transactions have been eliminated in consolidation. In addition, certain reclassifications have been made in the accompanying consolidated financial statements in order to conform to the presentation of the fiscal year ended October 31, 2004. Due to the sale of Elley and MLP, the operations of the instructional and delivery segments have been reflected as discontinued operations (Note 2). During the fiscal year ended October 31, 2004, MLP and TESC were dissolved. The Company is in the process of dissolving Elley.

Restatement
-----------

The audited consolidated financial statements included in this Report for the Company's fiscal years ended October 31, 2004 and 2003, have been restated and supersede the Company's previously-issued audited consolidated financial statements for such fiscal years (Note 4).

Goodwill
--------

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the rules, the pooling of interests method of accounting for acquisitions is no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

The Company applied the rules for goodwill and other intangible assets beginning in the first quarter of the fiscal year ending
October 31, 2003. The Company performed the first of the required impairment tests of goodwill as of November 1, 2002 and performed the annual tests at October 31, 2004 and 2003

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Goodwill (Continued)
--------------------

and has determined there to be no impairment of the remaining goodwill on those dates. The net carrying value of goodwill at November 1, 2003 is $198,159 for BETA. Amortization of goodwill included in continuing operations for the year ended October 31, 2002 totaled $24,778.

During the second quarter of the fiscal year ended October 31, 2002 as a result of the then pending sale of its delivery segment (Note 2) the Company deemed the goodwill purchased in the Elley transaction, with a remaining book value totaling approximately $3,027,000, to be impaired. The impairment of the goodwill from the Elley transaction was reported as part of the loss on the disposal from discontinued operations in the fiscal year ended October 31, 2002.

Cash and Temporary Investments
------------------------------

Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

Inventories
-----------

Inventories, which based on the nature of the Company's operations consist solely of finished goods, are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are stated at cost. The Company provides for depreciation generally on an accelerated method (double-declining balance) for personal property and on the straight-line method for real property, by charges to income at rates based upon estimated recovery periods as follows:

   Building (until its sale)                     31-1/2 years
   Building improvements (until its sale)        15 to 31-1/2 years
   Leasehold improvements                        Remaining lease term
                                                   or useful life
   Furniture, fixtures and equipment             5 to 7 years

Income Taxes
------------

The Company has elected to file a consolidated Federal income tax return with its subsidiaries. The Company's deferred income taxes arise principally from the net operating losses and other timing differences. Income taxes are reported based upon Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". (Note 12).

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Software Development
--------------------

The Company accounts for costs associated with the development of software products pursuant to Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Pursuant to these rules for product development, the work performed prior to the determination of technological feasibility is treated as research and development costs and is expensed as incurred. From the point a project obtains technological feasibility until it is ready for sale, the payroll and payroll-related charges and any direct material costs are capitalized. Capitalization of computer software costs is discontinued when the product is available to be sold. As of October 31, 2004, 2003 and 2002 unamortized software development costs totaled approximately $85,000, $21,000, and $97,000, respectively, and were included as a component of other assets within the Company's balance sheets.

Amortization
------------

Certain capitalized costs are amortized using the straight-line method over a period of five (5) years for software development and seven to eleven (7-11) years for test passage bank and test development costs. Loan origination costs and mortgage costs (see Note 7) were amortized using the straight-line method over the term of the indebtedness prior to the sale of the Company's headquarters. Amortization expense from continuing operations other than goodwill totaled $486,274, $522,584, and $489,005 for the fiscal years ended October 31, 2004, 2003 and 2002, respectively. Amortization expense for the next five years is as follows:

Year Ended October 31,

     2005                 $458,046
     2006                  418,034
     2007                  356,170
     2008                  293,001
     2009                  246,320

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Accrued Expenses
----------------

Accrued expenses consist of the following:

                                             October 31,
                                             -----------
                                      2004                  2003
                                      ----                  ----
                                 (as restated)         (as restated)
                                 -------------         -------------

   Retirement plans                $  238,107            $  217,999
   Commissions                         14,651                27,093
   Salary                             256,510               333,326
   Professional fees                  100,565               106,394
   Royalties                           25,054                99,524
   Outside services                   127,939               162,998
   Other                              587,720               115,319
                                   ----------            ----------

                                   $1,350,546            $1,062,653
                                   ==========            ==========

Included in the accrued expenses for the year ended October 31, 2003 are expenses related to the closing down of the MLP operations for salaries, retirement plan contributions and royalties totaling $129,627, $23,064 and $75,335 respectively.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all its cash balances in a limited number of financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At October 31, 2004 and 2003, the Company's uninsured cash balances totaled $1,551,086 and $568,294, respectively. The Company performs periodic reviews of the relative credit rating of its banks to lower its risk. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

Revenue Recognition
-------------------

Revenues from the Company's sales of its proprietary tests, including sales of the related ancillary materials, are recognized when the Company ships the physical product from its warehouse. The Company's revenues from performance of assessment consulting and psychometric services under long-term contracts are recognized on the percentage-of-completion basis pursuant to the provisions of Statement of Position No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and Accounting Research Bulletin
No. 45, "Long-Term Construction-Type Contracts". For each contract, the Company compares the costs incurred in the course of performing such contract during a fiscal period to the total estimated costs of full performance of the contract, and recognizes a proportionate amount of revenue for such period.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Rights of Return
----------------

There is a right of return on test booklets, answer sheets and certain software products. Upon return within a specified period, a credit is issued, with certain chargeoffs, or, in the case of software products, the item is replaced. Historically, the Company's returns have been insignificant. As a result, no reserve has been provided.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and make disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value
----------

The Company has a number of financial instruments, none of which is held for trading purposes. The Company estimates that the fair value of all financial instruments at October 31, 2004 and 2003, does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.
Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Stock Based Compensation
------------------------

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". As the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS
No. 123, as amended, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income (loss) and earnings
(loss) per share as if the fair value based method of accounting had been applied.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the fiscal years ended October 31, 2004, 2003, and 2002, respectively: expected volatility of 109%, 142% and 165%, respectively; risk free interest rate of 3.00%, 3.63% and 4.16%, respectively; and expected lives of 5 to 10 years.

The effects of applying SFAS No. 123, as amended, in the above pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to Fiscal 1996. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

The pro forma net income (loss) and income (loss) per share consists of the following:

                                              Fiscal Years Ended October 31,
                                              ------------------------------
                                          2004              2003           2002
                                          ----              ----           ----
                                      (as restated)     (as restated)
                                      -------------     -------------

Net income as reported                  $ 822,603         $ 535,533     $(2,348,005)
Effect of stock options                  (138,993)          (18,443)       (242,918)
                                        ---------         ---------     -----------
Proforma net income                     $ 683,610         $ 517,090     $(2,590,923)
                                        =========         =========     ===========

Historic basic earnings per share       $     .31         $     .21     $      (.91)
Historic diluted earnings per share     $     .29         $     .20     $      (.91)
Proforma basic earnings per share       $     .26         $     .20     $     (1.00)
Proforma diluted earnings per share     $     .24         $     .19     $     (1.00)


                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------------------

Earnings (Loss) per Share
-------------------------

Earnings (loss) per share for each of the fiscal years ended October 31, 2004, 2003, and 2002 was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding and also was adjusted for the assumed conversion of shares issuable upon the exercise of options and warrants in accordance with SFAS No. 128, "Earnings Per Share". The Company had a net loss for the fiscal year ended October 31, 2002 and, accordingly, potential dilutive common shares are excluded from this computation for such year as the effect would be anti-dilutive. The total potential dilutive common shares excluded from this computation totaled 560,595, 661,238 and 877,541 in the fiscal years ended
October 31, 2004, 2003 and 2002, respectively. The reconciliation between basic and diluted average shares outstanding is as follows:

                                              Fiscal Years Ended October 31,
                                              ------------------------------
                                          2004              2003           2002
                                          ----              ----           ----
Basic weighted average shares
 outstanding                           2,614,662         2,596,252       2,587,241
Dilutive effect of stock
 options                                 170,678            64,762               -
Dilutive effect of warrants               84,987                 -               -
                                       ---------         ---------       ---------
Diluted weighted average
 shares outstanding                    2,870,327         2,661,014       2,587,241
                                       =========         =========       =========



Marketing and Promotional Costs
-------------------------------

Marketing and promotional costs are expensed as incurred and aggregated approximately $304,000, $353,000, and $276,000 from continuing operations for the fiscal years ended October 31, 2004, 2003 and 2002, respectively.

Shipping Costs
--------------

The Company classifies shipping costs as a component of selling expenses. Shipping costs from continuing operations totaled
$73,083, $72,893 and $86,885 for the years ended October 31, 2004, 2003 and 2002, respectively.

Recently Issued Accounting Pronouncements
-----------------------------------------

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). This statement amends and clarifies the financial reporting for certain derivative instruments, including certain derivative instruments embedded in other contracts. The Company does not currently have any financial instruments covered by this statement.
In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") that is applicable to financial statements issued for the first interim period beginning after June 15, 2003. This statement establishes standards for the classification of certain financial instruments with characteristics of both liabilities and equity. The Company does not currently have any financial instruments covered by this statement.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES(Continued)
--------------------------------------------------------------------

Recently Issued Accounting Pronouncements (Continued)
-----------------------------------------------------

In March 2004, the FASB reached a consensus on Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which provides guidance to determine the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity (including individual securities and investments in mutual funds), and investments accounted for under the cost method or the equity method. The guidance for evaluating whether an investment is other-than-temporarily impaired should be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. The adoption of Issue No. 03-1 has not had any impact on the Company's financial statements and results of operations.
In December 2004, the FASB issued a revision of SFAS NO. 123 "Share-Based Payment". The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments. The Company will be required to comply with this pronouncement with periods beginning after December 15, 2005.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2 - SALE OF NON-CORE SEGMENTS/DISCONTINUED OPERATIONS
----------------------------------------------------------

With the advent of the No Child Left Behind legislation, the Company made the strategic decision to refocus itself in the assessment segment of the K-12 market.

Instructional Segment
---------------------

In July 2003, the Company sold substantially all the assets of Modern Learning Press, Inc.,("MLP") its wholly-owned subsidiary and the sole component of the Company's instructional segment to Delta Education, LLC ("Delta") for, $4,020,000 and Delta assumed certain related liabilities. In addition, the Company was responsible, for the payment of up to $200,000 of certain royalties for a one year period from June 1, 2003 through May 31, 2004. The Company estimated these royalties based on historical amounts paid, to amount to approximately $175,000, which has reduced the gain from the sale of the segment. The Company retained the business and assets related to its test preparation materials, Kingsbridge Press, which it considers consistent with the activities of its sole remaining segment. The Company recorded a gain on the disposal of the Instructional segment totaling $1,748,272 less taxes of $699,309. Revenues from the Instructional Segment totaled $1,321,278 and $2,862,927 for the period November 1, 2002 through the date of sale and for the fiscal year ended October 31, 2002 respectively.

In addition, the Company entered into a transitional services agreement with Delta, whereby the Company would continue to pay the rent and employee costs of MLP through October 31, 2003 for consideration of $130,000. On October 31, 2003, the facilities utilized by MLP were closed and the employees terminated. The Company has determined these termination costs, to be approximately $130,000, which it has recorded as a cost of the sale of the segment.

Delivery Segment
----------------

On June 3, 2003, the Company sold substantially all the assets of Elley. Pursuant to the agreement, the Company received $50,000. In addition, the Company will receive 25 percent of the proceeds from any sale or refinancing of the school by the purchaser to a third party, which must take place within seven years. The assets sold constitute substantially all the assets and operations of the Company's educational delivery segment. The Company recorded a loss on the disposal of Elley totaling $974,901, and a tax benefit of $389,960, to reflect the change in the fair value of the net assets sold during the period November 1, 2002 through June 3, 2003. The revenues for the delivery segment were $3,225,417 and $5,882,026 for the period from November 1, 2002 through June 3, 2003, the date of sale, and the fiscal year ended October 31, 2002, respectively.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT
--------------------------------------

                                                    October 31,
                                                    -----------
                                             2004                2003
                                             ----                ----

Leasehold improvements (Note 4)            $253,290            $200,129
Furniture, fixtures and equipment           556,596             390,539
                                           --------            --------

                                            809,886             590,668
Less: accumulated depreciation              284,567             395,327
                                           --------            --------

                                           $525,319            $195,341
                                           ========            ========

Depreciation expense for the fiscal years ended October 31, 2004, 2003, and 2002 was $101,352, $82,726, and $109,409,
respectively.

NOTE 4 - SALE-LEASEBACK OF BUILDING
-----------------------------------

In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a gain on the sale totaling $1,254,383, net of closing costs totaling $162,136 in fiscal 2003. The building was then leased back to the Company under a ten-year lease agreement. As a result of the sale/leaseback, the gain was deferred and recognized over the term of the lease. Among other provisions, the lease provides for additional rent to be paid by the Company for real estate taxes and insurance. The Company also has a lease for its Texas office for payments aggregating $37,289 over the next five years. In addition, the Company has leases on certain of its equipment. Future minimum rentals on the leases are as follows:

          Year ended October 31,
          ----------------------

                  2005                 $  357,938
                  2006                    364,380
                  2007                    359,738
                  2008                    346,110
                  2009                    355,250
          2010 and thereafter           1,402,681
                                       ----------
                                       $3,186,097
                                       ==========

      Subsequent to the issuance of Company's audited consolidated financial statements in its Form 10-KSB for the fiscal year ended October 31, 2004, the Company concluded that its treatment of the gain from the sale-leaseback transaction was not consistent with generally accepted accounting principles. The Company concluded that it was necessary to restate such financial statements. The restatement does not affect previously-reported revenues for the restated period or future periods.

      A summary of the significant effects of the restatement is as follows:

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SALE-LEASEBACK OF BUILDING (Continued)
----------------------------------------------

                                              As Previously
                                                 Reported           As Restated
As of October 31, 2004:
-----------------------
Deferred income taxes-long term               $     361,948         $   807,672
Deferred gain on sale of building
  (current)                                               -             125,439
Deferred gain on sale of building
  (net of current)                                        -             961,692
Retained earnings                                 1,017,068             375,661

For the fiscal year ended October 31, 2004:
-------------------------------------------
Gain on Sale/Leaseback of building                        -             125,439
Income before income taxes                        1,289,612           1,415,051
Income taxes                                        541,018             592,448
Income from continuing operations                   748,594             822,603
Net income                                          748,594             822,603
Earnings per common share
  Basic                                               $0.29               $0.31
  Diluted                                             $0.26               $0.29


NOTE 5 - TEST PASSAGE BANK AND TEST DEVELOPMENT
-----------------------------------------------

The test passage bank is principally comprised of payroll and payroll-related costs as well as freelance consulting costs expended in the development of test passages which are used in the creation of the Company's tests. The process of writing and calibrating a test passage takes approximately two years, and all costs associated with the process are capitalized during this period. Amortization of these costs begins once the development period has elapsed, which in most cases, represents the point in time at which the new test passage is placed into the test passage bank and becomes available to be utilized within the Company's existing tests, or the point in time at which a newly developed test becomes available for sale. Costs capitalized in connection with the development of passages used in the Company's Degrees of Reading Power Test ("DRP") have been estimated to have a useful life of eleven years and, accordingly, are being amortized over an eleven-year period. Costs capitalized in connection with the development of passages used in all other of the Company's tests have been estimated to have a useful life of seven years and, accordingly, are being amortized over a seven-year period. On October 31, 2004, the Company tested the test passage bank and test development costs for potential impairment using the discounted cash flow method. At that time, the Company deemed no impairment had occurred.

NOTE 6 - LINES OF CREDIT
------------------------

The Company obtained a line of credit totaling $1,000,000 from a bank. Borrowings under the line of credit accrue interest at the bank's prime rate plus one percent (1.0%) per annum and the line, as amended, expires on April 1, 2005. The line is collateralized by the Company's accounts receivable and inventory and contains various financial covenants pertaining to the maintenance of working capital and debt service coverage.
As of October 31, 2004, the Company was in compliance with all such covenants. There were no outstanding borrowings under this line as of October 31, 2004 and 2003.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7- MORTGAGE
----------------

The Company mortgaged its facilities for $1,800,000 in 1997. Borrowings on the mortgage incurred interest at the rate of 8 1/8% per annum. The mortgage was to be repaid through equal monthly installments with a balloon payment due in Fiscal 2007. The mortgage was prepaid in July 2003 upon the sale-leaseback of the facilities (note 4).

NOTE 8 - LONG-TERM DEBT
-----------------------

Long-term debt consists of the following:

                                                                    October 31,
                                                                    -----------
      Description               Interest Rate     Due Date     2004            2003
      -----------               -------------     --------     ----            ----

Equipment loan payable in
    monthly installments of
    $2,295 including interest       6%              2009     $118,497       $     -

Equipment loan payable in
    monthly installments of
    $633 plus interest           Prime + 1%         2008       30,400        38,000
                                                             --------       -------

                                                              148,897        38,000
Less:  current maturities                                      28,606         7,600
                                                             --------       -------
                                                             $120,291       $30,400
                                                             ========       =======

Long-term debt matures as follows:

Fiscal year ended October 31,
   2005        $ 28,606
   2006          29,901
   2007          31,277
   2008          32,737
   2009          26,376

               $148,897

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - SUBORDINATED DEBENTURE AGREEMENT
-----------------------------------------

In October 1998, the Company issued debentures to Cahill Warnock Strategic Partners Fund L.P. ("CWSPF") and Strategic Associates, L.P. ("SA") for an aggregate of $4,000,000 pursuant to a Securities Purchase Agreement entered into among the parties in September 1998. Interest pursuant to the debentures was incurred at an annual rate of eight percent (8%) and was payable quarterly. The debentures, which were originally due in October 2003, contain provisions for the prepayment of the loan's principal. In September 2002, the due date of the debentures was extended to February 1, 2004. Additionally, there were warrants issued to acquire an aggregate of 690,230 shares of the Company's common stock at $1.25 per share. These warrants were exercisable for a five year period from designated start dates as set forth in the agreement. In December 1999, pursuant to an agreement among the Company, CWSPF and SA, the exercise price of the warrants was amended to be $1.125 per share. On October 31, 2004, there were warrants outstanding to purchase 138,047 shares of the Company's common stock. In
July 2003, the remaining principal balance due on the debentures was repaid. In December 2004, subsequent to the balance sheet date, warrants to purchase 138,047 shares of the Company's common stock were exercised in exchange for $155,303.

NOTE 10 - RETIREMENT PLANS
--------------------------

The Company has a qualified 401(k) Profit Sharing Plan, as amended, under which eligible employees who are eighteen years of age and have completed either twelve months', or one thousand hours, of employment become participants. The Plan provides a matching component under the 401 (k) Profit Sharing Plan of up to five percent (5%) of each eligible employee's compensation.

Net assets for the Profit Sharing Plan, as estimated by the Massachusetts Mutual Life Insurance Company, which maintains the plan's records, were $2,809,037 and $2,341,940 at October 31, 2004 and 2003, respectively.

The Company has a Money Purchase Pension Plan, as amended, under which eligible employees who are eighteen years of age and have completed either twelve months', or one thousand hours, of employment become participants. The Plan excludes highly compensated employees, as defined, and provides for annual contributions of five percent (5%) of each eligible employee's compensation.

Net assets for the Money Purchase Pension Plan, as estimated by the Massachusetts Mutual Life Insurance Company, which maintains the plan's records, were $1,231,078 and $1,191,537 at October 31, 2004 and 2003, respectively.

For the fiscal years ended October 31, 2004, 2003, and 2002, retirement plan costs aggregated approximately $238,000, $198,000, and $142,000, respectively.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - STOCKHOLDERS' EQUITY
------------------------------

Preferred Stock
---------------

The Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock. The stock may be issued by the Board of Directors of the Company in one or more series and with such preferences, conversion or other rights, voting powers and other provisions as may be fixed by the Board of Directors in the resolution authorizing their issuance without any further action of the stockholders. At October 31, 2004, there were no preferred shares outstanding.

Warrants Issued for Services
----------------------------

In September 2004, the Company issued warrants to purchase
20,000 shares of the Company's common stock in exchange for certain financial advisory services. The warrants are exercisable through September 24, 2009 at a price of $2.96 per share. The warrants were valued at $42,700.

Stock Issued for Bonuses
------------------------

In January 2002, the Company paid approximately $16,000 of bonuses due to certain officers for the year ended October 31, 2001 through the issuance of 35,000 shares of restricted common stock.

Amended and Restated 1991 Stock Option Incentive Plan
-----------------------------------------------------

The Company has adopted an Amended and Restated 1991 Stock Option Incentive Plan (the "1991 Plan") whereby options to purchase up to an aggregate of 625,000 shares of common stock, may be granted to officers, key employees, directors, and consultants of the Company. Subject to the terms of the 1991 Plan, the Board of Directors is authorized to select optionees and determine the number of shares covered by each option, its exercise price and certain of its other terms. No one participant may receive an award in excess of 50,000 shares in any one fiscal year. All options are 100% vested after twelve months and may be exercised for a nine-year period commencing one year from the date of the grant. The exercise price of an option granted under the Plan may not be less than the fair market value of the Company's common stock on the date of the grant.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------------------

1991 Plan activity is summarized as follows:

                                               Shares    Option Price Per Share

Options outstanding - November 1, 2002        470,788        $1.668 - $11.00
Granted                                             -               -
Cancelled                                     (57,000)       $1.668 - $11.00
Exercised                                           -               -
                                              -------

Options outstanding - October 31, 2003        413,788        $1.668 - $10.50
Granted                                             -               -
Canceled                                            -               -
Exercised                                        (750)           $1.668
                                              -------

Options outstanding - October 31, 2004        413,038        $1.668 - $10.50
                                              =======

Options exercisable - October 31, 2004        413,038        $1.668 - 10.50
                                              =======


2000 Stock Incentive Plan
-------------------------

In February of Fiscal 2000, the Company adopted the 2000 Stock Incentive Plan (the "2000 Plan") which supercedes the 1991 Plan. Options outstanding under the 1991 Plan at October 31, 2000 will remain effective until forfeited, cancelled, or expired without exercise. The 2000 Plan calls for options to purchase up to an aggregate of an additional 300,000 shares of the Company's common stock plus such additional shares as becomes available under the 1991 Plan by reason of forfeiture of awards granted thereunder or cancellation or expiration of such shares without exercise, and may be granted to officers, key employees, directors, and consultants of the Company. Subject to the terms of the 2000 Plan, the Board of Directors is authorized to select optionees and determine the number of shares covered by each option, its exercise price and certain of its other terms. No one participant may receive an award in excess of 150,000 shares in any three fiscal-year period. All options are 100% vested after twelve months and may be exercised for a nine-year period commencing one year from the date of grant. The exercise price of an option granted under the 2000 Plan may not be less than the fair market value of the Company's common stock on the date of grant.

                                            Shares       Option Price Per Share

Options outstanding -  November 1, 2002     79,800                $0.46
Granted                                     39,500                $0.65
Canceled                                      (500)               $0.46
Exercised                                   (9,000)               $0.46
                                          --------

Options outstanding - October 31, 2003     109,800            $0.46 - $0.65
Granted                                     73,000                $2.10
Canceled                                         -                  -
Exercised                                  (18,500)           $0.46 - $0.65
                                          --------

Options outstanding - October 31, 2004     164,300            $0.46 - $2.10
                                          ========

Options exercisable - October 31, 2004      91,300            $0.46 - $0.65
                                          ========


Directors Stock Option Plan
---------------------------

In 1996, the Company adopted a Directors Stock Option Plan (the "DSO Plan") whereby options may be granted to purchase up to an aggregate of 25,000 shares of the Company's common stock to directors of the Company who are not officers or employees of the Company or otherwise eligible to receive awards under the 1991 Plan. Pursuant to the DSO Plan, eligible directors would receive an option to purchase 1,250 shares of the Company's common stock on the date the director first becomes eligible. The eligible director would subsequently receive an option to purchase 625 shares of the Company's common stock on the date of each succeeding annual meeting of the stockholders, unless the director's term ends on or before that date. Each option granted is exercisable at the fair market value of the Company's common stock on the date granted, and may be exercised for a nine-year period commencing one year from the date of the grant.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------------------

Directors Stock Option Plan (continued)
---------------------------------------

In February 2000, the Company adopted an amendment to the DSO Plan increasing the number of options, which may be granted under the DSO Plan, to an aggregate of 75,000 shares. The amendment also increased the number of shares of the Company's common stock to be subject to the automatic grants made to directors from 1,250 shares to 5,000 shares upon first being elected to the Board of Directors of the Company and 625 shares to 2,500 shares upon each re-election to the Board of Directors.

Directors' stock option plan activity is summarized as follows:


                                            Shares       Option Price Per Share

Options outstanding - November 1, 2002      46,875            $0.62 - $7.85
Granted                                     10,000                $0.70
Canceled                                         -                  -
Exercised                                        -                  -
                                          --------

Options outstanding - October 31, 2003      56,875            $0.62 - $7.85
Granted                                     15,000                $3.50
Canceled                                         -                  -
Exercised                                  ( 5,000)           $0.6875 - $1.00
                                          --------

Options outstanding - October 31, 2004      66,875            $0.62 - $7.85
                                          ========

Options exercisable - October 31, 2004      51,875            $0.62 - $7.85
                                          ========


Consultants Stock Incentive Plan
--------------------------------

The Company has adopted a Consultants Stock Incentive Plan (the "CSI Plan") whereby options to purchase up to 50,000 shares of the Company's common stock may be granted to consultants or advisors of the Company. Subject to the terms of the CSI Plan, a committee of the Board of Directors is authorized to select participants and determine the number of shares covered by each option, its exercise price and other terms. The exercise price, however, may not be less than the fair market value of the Company's common stock on the date of the grant.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------------------

Consultants Stock Incentive Plan (continued)
--------------------------------------------

                                            Shares     Option Price Per Share

Options outstanding - October 31, 2001           -                  -
Granted                                      7,500                 $.90
Canceled                                         -                  -
Exercised                                        -                  -
                                             -----

Options outstanding -
  October 31, 2004, 2003 and 2002            7,500                 $.90
                                             =====
Options exercisable - October 31, 2004       7,500                 $.90
                                             =====


NOTE  12 - INCOME TAXES
-----------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax liabilities and assets are comprised as follows:

                                                      October 31,
                                                      -----------
                                                 2004             2003
                                                 ----             ----
                                             (as restated)    (as restated)
                                             -------------    -------------

Deferred tax assets:
  Goodwill                                   $          -     $      1,368
  Net operating loss                              806,436        1,321,138
  Sale/leaseback of building                      445,724          497,154
  Salaries                                         84,404           63,327
  Rent                                             24,697            8,597
  Bad debt allowance                                1,767            2,788
  Other                                             5,393            4,214
                                             ------------     ------------
  Gross deferred tax assets                     1,368,421        1,898,586
                                             ------------     ------------

Deferred tax liability:
  Goodwill                                         (8,607)               -
  Test passage bank and test
   development                                    (15,702)         (37,558)
  Gross deferred tax
   liability                                      (24,309)         (37,558)
                                             ------------     ------------

  Net deferred tax assets                    $  1,344,112     $  1,861,028
                                             ============     ============


The Company believes it is more likely than not that this net deferred tax asset will be realized in future periods and, accordingly, no valuation allowance has been recorded.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - INCOME TAXES (Continued)
----------------------------------

The Company's income tax expense from continuing operations consists of the following:

                                   Fiscal Year Ended October 31,
                                   -----------------------------
                                 2004            2003          2002
                                 ----            ----          ----
                             (as restated)   (as restated)
                             -------------   -------------

Current:
  Federal                      $        -      $        -     $      -
  State                            75,531          73,781        4,563
                               ----------      ----------     --------

                                   75,531          73,781        4,563
                               ----------      ----------     --------
Deferred:
  Federal                         400,611         195,888       63,797
  State                           116,306          56,871       18,522
                               ----------      ----------     --------

                                  516,917         252,759       82,319
                               ----------      ----------     --------

Provision for income
 taxes                         $  592,448      $  326,540     $ 86,882
                               ==========      ==========     ========
A reconciliation of the difference between the expected income tax rate using the statutory Federal tax rate and the Company's effective rate for continuing operations is as follows:


                                             Fiscal Year Ended October 31,
                                             -----------------------------
                                         2004            2003          2002
                                         ----            ----          ----
                                     (as restated)   (as restated)
                                     -------------   -------------

U.S. Federal income
 tax statutory rate                       34%             34%           34%

State income tax, net of
 Federal income tax benefit                5               7             7

Other - including tax free income,
 goodwill and net operating losses         3               3             -
                                          --              --            --

Effective tax rate                        42%             44%           41%
                                          ==              ==            ==

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - EMPLOYMENT AGREEMENTS
-------------------------------

The Company has employment agreements with several of its key employees. The agreements are for varying terms ranging from one to three years and are automatically extended each year unless the Company notifies the employee, in writing, ranging from at least 60 to 180 days prior to the anniversary date, that the agreement will not be extended.

Each agreement calls for a base salary, which may be adjusted annually at the discretion of the Company's Board of Directors, and also provides for eligibility in the Company's benefit plans and incentive bonuses which are payable based upon the attainment of certain profitability goals. Among other provisions, the agreements include a non-compete clause for varying periods not exceeding three years following termination of employment.

The aggregate commitment for future salaries as of October 31, 2004, excluding bonuses and benefits, is as follows:


Fiscal year ending October 31,

      2005                          $868,926
      2006                           528,126
      2007                           534,059
      2008                           152,378

NOTE 14 - RELATED PARTY TRANSACTIONS
------------------------------------

One of the directors is a shareholder in the law firm which serves as the Company's special securities counsel. The Company incurred $59,351 and $83,082 in fees to this firm in the fiscal years ended October 31, 2004 and 2003, respectively.

One of the directors is the principal and owner of a firm which provided consulting fees to the Company. The Company incurred
$45,000 in fees to this firm in the year ended October 31, 2004.

NOTE 15 - ACQUISITION OF ASSESSMENT AND EVALUATION CONCEPTS INC.
----------------------------------------------------------------

In January 2005, subsequent to the balance sheet date, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. in exchange for $83,000 and 12,000 shares of the Company's common stock. In addition, options to purchase 50,000 shares of the Company's common stock were granted pursuant to the 2000 Plan on the date of the closing exercisable at $3.06 per share, the fair market value on that date. The options are exercisable commencing one year from the closing, through January 2015.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                       CONSOLIDATED BALANCE SHEETS


                                                    July 31,       October 31,
                                                    --------       -----------
                                                      2005            2004
                                                      ----            ----
                                                                    (audited)
                                                                    ---------
                                                  (unaudited)     (as restated)
                                                  -----------     -------------
ASSETS

Current assets:
Cash and temporary investments                    $ 1,378,951       $ 1,751,487
Accounts receivable, net of allowance for
 doubtful accounts of $870 and $4,417,
 respectively                                       2,510,331         1,526,559
Inventories                                           477,043           431,196
Prepaid expenses and other current assets             389,124           338,354
Restricted cash                                        43,012            21,954
Deferred income taxes                                 536,440           536,440
                                                  -----------       -----------

Total current assets                                5,334,901         4,605,990
                                                  -----------       -----------

Property, plant and equipment - net of
 accumulated depreciation of $518,230 and
 $284,567, respectively                               668,759           525,319
                                                  -----------       -----------

Other assets:
Test passage bank and test development, net
 of accumulated amortization of $3,474,156
 and $3,174,865, respectively                       2,596,309         2,227,077
Goodwill                                            1,958,132           198,159
Deferred income taxes                                 607,942           807,672
Other assets                                          272,528           326,289
                                                  -----------       -----------

Total assets                                      $11,438,571       $ 8,690,506
                                                  ===========       ===========



















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                   CONSOLIDATED BALANCE SHEETS (CONTINUED)


                                                    July 31,       October 31,
                                                    --------       -----------
                                                      2005            2004
                                                      ----            ----
                                                                    (audited)
                                                                    ---------
                                                  (unaudited)     (as restated)
                                                  -----------     -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Lines of credit                                   $         -       $         -
Current maturities of long-term debt                   97,426            28,606
Accounts payable                                      184,758           119,448
Accrued expenses                                    1,100,711         1,350,546
Deferred revenue                                      684,123                 -
Deferred gain on sale of building -
 current portion                                      125,439           125,439
                                                  -----------       -----------

Total current liabilities                           2,192,457         1,624,039

Long-term debt:

Long-term debt, net of current
 portion                                            1,476,639           120,291
Deferred gain on sale of building,
 net of current portion                               867,614           961,692
                                                  -----------       -----------

Total liabilities                                   4,536,710         2,706,022
                                                  -----------       -----------

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value,
 5,000,000 shares authorized,
 0 shares-issued and outstanding,
 respectively                                               -                 -
Common stock, $.0001 par value,
 20,000,000 shares authorized,
 2,903,378 and 2,627,703 shares
 issued and outstanding, respectively                     290               263
Additional paid-in capital                          6,160,488         5,609,480
Subscriptions receivable                                    -              (920)
Retained earnings                                     741,083           375,661
                                                  -----------       -----------

Total stockholders' equity                          6,901,861         5,984,484
                                                  -----------       -----------

Total liabilities and stockholders'
 equity                                           $11,438,571       $ 8,690,506
                                                  ===========       ===========












See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                     Nine Months Ended             Three Months Ended
                                     -----------------             ------------------
                                         July 31,                        July 31,
                                         --------                        --------
                                    2005           2004           2005            2004
                                    ----           ----           ----            ----
                                 (unaudited)    (unaudited)    (unaudited)     (unaudited)
                                 -----------    -----------    -----------     -----------
                                               (as restated)                  (as restated)
                                               -------------                  -------------

Net revenue                      $8,008,945     $7,667,820      $2,975,833     $2,883,158

Cost of goods sold                3,836,898      4,126,310       1,460,577      1,524,146
                                 ----------     ----------      ----------     ----------

Gross profit                      4,172,047      3,541,510       1,515,256      1,359,012
                                 ----------     ----------      ----------     ----------

Operating expenses:
Selling expenses                  1,138,711      1,009,437         392,577        378,131
General and administrative
 expenses                         2,534,308      1,908,621         939,785        704,670
                                 ----------     ----------      ----------     ----------

Total operating expenses          3,673,019      2,918,058       1,332,362      1,082,801
                                 ----------     ----------      ----------     ----------

Income from operations              499,028        623,452         182,894        276,211

Other income (expense):
Gain on sale/leaseback
 of building                         94,079         94,079          31,359         31,359
Interest income
 (expense) net                       (3,745)        (3,199)         (7,659)           (69)

Income before income
 taxes                              589,362        714,332         206,594        307,501

Income taxes                        223,940        289,810          58,410        113,745
                                 ----------     ----------      ----------     ----------

Net income                       $  365,422     $  424,522      $  148,184     $  193,756
                                 ==========     ==========      ==========     ==========

Weighted average shares
 outstanding:
 Basic                            2,774,768      2,611,584       2,829,104      2,621,488
 Diluted                          2,964,884      2,857,832       3,052,577      2,867,736

Basic earnings per share         $      .13     $      .16      $      .05     $      .07
Diluted earnings per share       $      .12     $      .15      $      .05     $      .07












See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       Nine Months Ended
                                                       -----------------
                                                            July 31,
                                                            --------
                                                      2005            2004
                                                      ----            ----
                                                   (unaudited)     (unaudited)
                                                   -----------     -----------
                                                                  (as restated)
                                                                  -------------

OPERATING ACTIVITIES
Net income                                         $  365,422     $   424,522
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
 Depreciation and amortization                        485,945         447,098
 Deferred income taxes                                163,197         233,695
 (Gain) on sale/leaseback of building                 (94,079)        (94,079)
 Changes in operating assets and
  liabilities:
 Accounts receivable                                 (845,127)       (824,486)
 Inventories                                          (45,847)         61,493
 Other assets                                          38,138          (2,578)
 Deferred revenue                                     684,123         167,324
 Accounts payable and accrued expenses               (409,333)       (106,846)
                                                   ----------     -----------

NET CASH FLOWS FROM OPERATING
 ACTIVITIES                                           342,439         306,143
                                                   ----------     -----------

INVESTING ACTIVITIES
 Acquisition of property, plant and
  equipment                                          (191,932)       (176,704)
 Test passage bank and test development              (668,523)       (353,300)
 Cash and fees paid to acquire stock of
  Assessment & Evaluation Concepts Inc                (83,000)              -
 Cash and fees paid to acquire stock of
  Achievement Data Inc.                            (1,365,048)              -
 Software development costs                                 -         (13,971)
 Prepublication costs                                       -        (107,615)
                                                   ----------     -----------

NET CASH FLOWS TO INVESTING ACTIVITIES             (2,308,503)       (651,590)
                                                   ----------     -----------

FINANCING ACTIVITIES
 Repayment of long-term debt                          (26,214)         (5,700)
 Proceeds from long-term debt                       1,451,382               -
 Costs associated with obtaining
  long-term debt                                      (12,033)              -
 Proceeds from the exercise of warrants               155,303               -
 Proceeds from the exercise of employee
  stock options                                        25,090          14,895
                                                   ----------     -----------
NET CASH FLOWS FROM FINANCING
 ACTIVITIES                                         1,593,528           9,195
                                                   ----------     -----------
NET CHANGE IN CASH AND TEMPORARY
 INVESTMENTS                                         (372,536)       (336,252)

CASH AND TEMPORARY INVESTMENTS AT
 BEGINNING OF PERIOD                                1,751,487         984,891
                                                   ----------     -----------
CASH AND TEMPORARY INVESTMENTS AT
END OF PERIOD                                      $1,378,951     $   648,639
                                                   ==========     ===========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                       Nine Months Ended
                                                       -----------------
                                                            July 31,
                                                            --------
                                                      2005            2004
                                                      ----            ----
                                                   (unaudited)     (unaudited)
                                                   -----------     -----------
                                                                  (as restated)
                                                                  -------------

SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                     $   12,412     $      4,881
                                                   ==========     ============
 Income taxes paid                                 $    7,683     $     57,158
                                                   ==========     ============
 Noncash investing and financing
  activities:
 Stock issued in acquisition of AEC                $   39,000                -
                                                   ==========     ============
 Stock issued in acquisition of ADI                $  331,650                -
                                                   ==========     ============


























See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (UNAUDITED) JULY 31, 2005


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------

In the opinion of management, the accompanying consolidated financial statements of Touchstone Applied Science Associates, Inc. ("TASA") and its subsidiaries contain all adjustments necessary to present fairly the Company's consolidated financial position as of July 31, 2005 and October 31, 2004, the consolidated statements of operations for the nine months and three months ended July 31, 2005 and 2004 and cash flows for the nine months ended July 31, 2005 and 2004.

The consolidated results of operations for the nine and three months ended July 31, 2005 and 2004 are not necessarily indicative of the results to be expected for the full year.

The accounting policies followed by the Company are set forth in
Note 1 to the Company's consolidated financial statements included in its Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 2004.

Subsequent to the issuance of the Company's unaudited consolidated financial statements in its Form 10-QSB for the fiscal quarter ended July 31, 2003, the Company concluded that the treatment of the gain from the sale-leaseback transaction was not consistent with generally accepted accounting principles. As a result, on May 24, 2005, the Company filed a Current Report on form 8-K with the SEC announcing its decision to restate the previously-issued consolidated audited financial statements for the fiscal years ended October 31, 2004 and October 31, 2003, and its unaudited consolidated financial statements for the interim fiscal quarters ended July 31, 2003, January 31, 2004, April 30, 2004, July 31, 2004 and January 31, 2005. Such restatements were filed during the fiscal quarter ended July 31, 2005. The foregoing unaudited financial statements for the fiscal quarter ended July 31, 2005 include comparisons to such financial statements as restated.

NOTE 2 -  STOCK OPTIONS
-----------------------

In January 2005, the Company granted options to purchase 56,000 shares of the Company's Common Stock pursuant to the 2000 Stock Option Plan at an exercise price of $3.15 per share. Also in January 2005, the Company granted options to purchase an aggregate of 50,000 shares of the Company's Common Stock pursuant to the 2000 Stock Option Plan to the two officers of AEC pursuant to employment agreements. In February 2005, options to purchase 40,000 shares of the Company's Common Stock were granted pursuant to the 2000 Stock Option Plan on the date of the closing exercisable at $3.10 per share, the fair market value on that date. In June 2005, the Company granted options to purchase 10,000 shares of the Company's common stock at an exercise price of $3.79 per share. In July 2005, the Company granted options to purchase an aggregate of 60,000 shares of the Company's common stock at an exercise price of $3.75 to two of the officers of ADI pursuant to employment agreements (note 3). The Company measures compensation cost in connection with employee stock option plans using the intrinsic value based method and accordingly, does not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price on the date of the grant. Had the fair value based method been adopted by the Company, the effect on the net income and earnings per share for the nine and three months ended July 31, 2005 and 2004 would have been as follows:

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (UNAUDITED) JULY 31, 2005


NOTE 2 -  STOCK OPTIONS (Continued)
-----------------------------------

                                     Nine Months Ended             Three Months Ended
                                     -----------------             ------------------
                                         July 31,                        July 31,
                                         --------                        --------
                                    2005           2004           2005            2004
                                    ----           ----           ----            ----
                                 (unaudited)    (unaudited)    (unaudited)     (unaudited)
                                 -----------    -----------    -----------     -----------
                                               (as restated)                  (as restated)
                                               -------------                  -------------

Net income - as reported         $ 365,422      $ 424,522      $ 148,184       $ 193,756
Less: Total share-
 based employee
 compensation awards
 determined under the
 fair-value based
 method net of tax(1)              183,532         90,913         83,269          51,797
                                 ---------       --------      ---------
Net income - proforma            $ 181,890       $333,609      $  64,915       $ 141,959
                                 ==========      ========      =========
Net income per share:
Basic - as reported              $     .13       $    .16      $     .05       $     .07
Basic - proforma                 $     .07       $    .13      $     .02       $     .05
Diluted - as reported            $     .12       $    .15      $     .05       $     .07
Diluted - proforma               $     .06       $    .12      $     .02       $     .05

_____________________

(1)	The fair value of each option grant was estimated on the
date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:
Expected volatility of 121%, risk free interest rate of 4.23%, and expected lives of 10 years for the nine and three months ended July 31, 2005; expected volatility of 109%, risk free interest rate of 3.00%, and expected lives of 10 years for the nine and three months ended July 31, 2004.

NOTE 3 - ACQUISITION OF ACHIEVEMENT DATA, INC.
----------------------------------------------

On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. The promissory notes incur interest at the rate of 5% per annum and are payable through six semi-annual installments of principal plus interest.

In connection with the acquisition of ADI, the Company entered into a loan agreement with its bank, pursuant to which the Company borrowed an aggregate principal amount of $1,200,000, almost all of which was used to pay the purchase price for the shares of ADI and closing costs for the transaction, with the balance being retained by the Company for working capital. Borrowings under the loan incur interest at the rate of 6.25% per annum. Interest only payments are due for the first year, and thereafter monthly payments of principal and interest of $23,339 through July 2011. The note is secured by the assets of the Company and is guaranteed by BETA and ADI. The promissory note contains several financial covenants with respect to which the Company is in compliance at July 31, 2005.

The Company has entered into employment agreements for an initial forty-month term with two of the former shareholders of ADI. In addition, the former shareholders of ADI who are continuing with ADI were granted an aggregate of 60,000 options to purchase additional shares of the Company's Common Stock, at an exercise price of $3.75 per share, subject to vesting upon the completion of one year of employment. The Company also entered into an employment agreement for an initial twenty-eight month term with a key employee of ADI.

The following unaudited pro forma income statement data presents the consolidated results of operations of the Company had the acquisition of ADI occurred at the beginning of the earliest period presented:


                                     Nine Months Ended             Three Months Ended
                                     -----------------             ------------------
                                         July 31,                        July 31,
                                         --------                        --------
                                    2005           2004           2005            2004
                                    ----           ----           ----            ----

Net revenue                     $9,273,576     $8,605,280     $3,040,319      $3,196,755
Net income                         430,442        414,117         (5,613)        189,142
Basic earnings per share               .15            .15            .00             .07
Diluted earnings per share             .14            .14            .00             .06


The above pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of such date or the results which may occur in the future.

                                                                PROSPECTUS






                                             677,187 Shares







                                     TOUCHSTONE APPLIED SCIENCE
                                           ASSOCIATES, INC.









                                          _______________, 2005

                                    PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

      In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter.

      We have obtained an insurance policy under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

      Our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   SEC filing fee                 $   343
                   Legal expenses                  25,000
                   Accounting expenses              5,000
                   Printing expenses                1,000
                                                  -------
                   TOTAL                          $31,343


ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

      In September 2004, the Company issued to Signal Hill Capital Group LLC ("Signal Hill") a five-year warrant to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $2.96 per share. The warrant was issued in consideration of strategic consulting services that Signal Hill has provided and has agreed to provide to the Company. Neither the warrant nor the underlying shares of Common Stock have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.
See "The Selling Stockholders".

      Pursuant to the acquisition of AEC in January 2005, the Company issued 12,000 shares of the Company's Common Stock to the former stockholders of AEC in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      Pursuant to the acquisition of ADI in July 2005, the Company issued 89,488 shares of the Company's Common Stock to the former stockholders of ADI who had elected to receive shares, in whole or in part in lieu of cash, in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

ITEM 27.	EXHIBITS

      The following Exhibits are filed as part of this Registration Statement:

3.1 Certificate of Incorporation, dated August 22, 1991 filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31,
          1999)

3.2 Certificate of Merger dated August 26, 1992, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

3.3 Certificate of Amendment of Certificate of Incorporation dated March 4, 1999, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1999)

3.4 Amended and Restated By-Laws (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997)

4.1 Specimen Certificate evidencing shares of Common Stock (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-75377) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 31, 1999).

4.2 Form of Warrant (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997).

4.3 Investor Rights Agreement, dated as of September 4, 1998, by and among the Company, Cahill Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P., and the Individual Shareholders Named Therein (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 23, 1998 (the "November 1998 8-K")).

4.4       Registration Rights Agreement, dated as of
          September 4, 1998, by and among the Company, Cahill,
          Warnock Strategic Partners Fund, L.P., and Strategic
          Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.5 Form of Warrant issued in connection with the Securities Purchase Agreement by and between the Company, Cahill, Warnock Strategic Partners Fund, L.P.
          and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.6 Amendment No. 1 to the Securities Purchase Agreement, dated as of March 8, 1999, among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31,
          1999).

4.7 Consent, Agreement and Amendment, dated as of December 3, 1999, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999).

4.8 Consent, Agreement and Amendment, dated as of October 1, 2002, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002).

4.9 Registration Rights Agreement, dated as of June 15, 2005, by and among Martin Borg, Kevin Byrne, Karen Gerard, Brad Begley, Russell Leverenz, and Debbie Leverenz, and the Company (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, filed June 20, 2005).

5.1       Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
          (filed herewith).

10.1 401(k) Plan (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

10.2 Patent Assignment by Bertram Koslin to the Company (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 (File No. 33-65766) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

10.3 Amended and Restated 1991 Stock Option Incentive Plan (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1996)

10.4 Directors Stock Option Plan (incorporated herein by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1996)

10.5 2000 Stock Incentive Plan (incorporated herein by reference to the exhibit contained in the Company's
          Annual Report on Form 10-KSB for the fiscal year ended
          October 31, 2001)

10.6 Consultants Stock Incentive Plan (incorporated by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1997)

10.7      Employment Agreement with Andrew L. Simon
          (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended April 30, 1996)

10.8      Employment Agreement with Linda G. Straley
          (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended April 30, 1996)

10.9 Stock Purchase Agreement, dated as of January 2, 1997, between Beck Evaluation & Testing Associates, Inc., Connie K. Beck, Michael D. Beck, Amanda P. Beck and the Company, together with all schedules and exhibits thereto (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997)

10.10     Employment Agreement, dated as of January 2,
          1997, between the Company and Michael D. Beck
          (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997)

10.11 Asset Sale Agreement, dated as of June 3, 2003, among Mildred Elley School, Inc., Touchstone Applied Science Associates, Inc., TASA Educational Services Corporation, Faith A. Takes and Empire Education Corporation (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, as amended, which was filed with the Securities and Exchange Commission on June 18, 2003, as amended on September 15, 2003 (the "ME 8-K"))

10.12 Escrow Agreement, dated as of June 3, 2003, by and among Mildred Elley School, Inc., Touchstone Applied Science Associates, Inc., TASA Educational Services Corporation, Empire Education Corporation, and Hodgson Russ LLP, as escrow agent. (incorporated by reference to the exhibit contained in the ME 8-K)

10.13     Securities Purchase Agreement, dated as of
          September 4, 1998, by and among the Company, Cahill
          Warnock Strategic Partners Fund, L.P., and Strategic
          Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K)

10.14 Contract of Sale, dated as of January 31, 2003, between the Company and 26 Palmer, LLC (incorporated by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 2003)

10.15     Agreement of Lease between the Company and 26
          Palmer, LLC (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended January 31, 2003)

10.16     Stock Purchase Agreement, dated as of January 1,
          2005, by and between Pasquale J. DeVito, Ph.D. and Richard S. Zusman, Ed.D., and Touchstone Applied Science Associates, Inc. (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, filed January 21, 2005) (the "AEC 8-K").

10.17     Employment Agreement, dated as of January 1,
          2005, between Assessment and Evaluation Concepts Inc.
          and Richard S. Zusman, Ed.D. (incorporated by reference to the exhibit contained in the AEC 8-K).

10.18     Employment Agreement, dated as of January 1,
          2005, between Assessment and Evaluation Concepts Inc.
          and Pasquale J. DeVito, PH.D. (incorporated by reference to the exhibit contained in the AEC 8-K).

10.19 Stock Purchase Agreement, dated June 15, 2005, by and among Martin Borg, Kevin Byrne, Karen Gerard, Brad Begley, Russell Leverenz, and Debbie Leverenz, and Touchstone Applied Science Associates, Inc. (incorporated by reference to the exhibit to the Company's Current Report on Form 8-K, filed June 20, 2005, as amended) (the "ADI 8-K").

10.20 Employment Agreement, dated as of July 1, 2005, between Achievement Data, Inc. and Martin Borg
          (incorporated by reference to the exhibit contained in the AEC 8-K).

10.21     Loan Agreement, dated July 1, 2005, between the
          Company and Hudson United Bank (incorporated by reference to the exhibit contained in the ADI 8-K).

21        Subsidiaries of Registrant (filed herewith)

23.1      Consent of Lazar, Levine & Felix LLP (filed herewith).

23.2      Consent of Vedder, Price, Kaufman & Kammholz, P.C.
          (included in Exhibit 5.1).

ITEM 28.	UNDERTAKINGS

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of Brewster, New York, on November 30, 2005.

                                   TOUCHSTONE APPLIED SCIENCE
                                   ASSOCIATES, INC


                                   By:  ANDREW L. SIMON
                                       -----------------------
                                        Andrew L. Simon  President
                                        and Chief Executive Officer
                                        (principal executive officer
                                        and principal financial officer)

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                        Title                   Date
     ---------                        -----                   ----

/s/ ANDREW L. SIMON            Director and Chairman     November 30, 2005
-------------------------
    Andrew L. Simon                of the Board

/s/ MICHAEL D. BECK                  Director            November 30, 2005
-------------------------
    Michael D. Beck

/s/ STEVEN R. BERGER                 Director            November 30, 2005
-------------------------
    Steven R. Berger

/s/ DONALD W. HUGHES                 Director            November 30, 2005
-------------------------
    Donald W. Hughes

s/s CHRIS L. NGUYEN                  Director            November 30, 2005
-------------------------
    Chris L. Nguyen

/s/ LINDA G. STRALEY                 Director            November 30, 2005
-------------------------
    Linda G. Straley

/s/THOMAS STRUZZIERI                 Director            November 30, 2005
-------------------------
   Thomas Struzzieri

/s/ DAVID L. WARNOCK                 Director            November 30, 2005
-------------------------
    David L. Warnock